As filed with the Securities and Exchange Commission on December 30, 2008

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED MINES, INC.
(Exact name of registrant as specified in its charter)

Arizona	1040	83-0452269
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3400 E. Speedway Blvd. Suite 118-300 Tucson, AZ 85716	(520) 742-3111
(Address and telephone number of principal executive offices)	(Telephone number)

Craig G. Travers
Lee & Travers
655 N. Alvernon, Suite 112
Tucson, AZ 85711
(520) 322-5575
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
406 W. South Jordan Parkway, Suite 160
South Jordan, UT 84095
(801) 983-4948

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock offered for sale	2,000,000		$5.00	$10,000,000	$393.00
Common Stock of certain selling shareholders (3)	1,709,074	(3)	$0.50 (2)	$854,537	$33.58
Total Registration Fee					$426.58

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)
The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C. For purposes of this calculation we used the average price the Company sold these shares.

(3)	Includes 20,000 shares being registered for possible conversion of $35,000 principal amount promissory note.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated _____________, 2008

PROSPECTUS

Up to 3,709,074 shares of common stock

UNITED MINES, INC.

We are registering up to 2,000,000 shares, representing 15.81% of our outstanding common stock if all shares are sold, for sale to investors by us at a price of $5.00 per share. This offering will terminate when all 2,000,000 shares are sold or on ______________, 2009, unless we terminate it earlier.

We are also registering up to 1,689,074 shares, representing 15.87% of our current outstanding common stock, for sale by 146 of our existing shareholders:

We are also registering 20,000 shares underlying a $35,000 principal amount convertible promissory note, which, if fully converted, will represent less than 1% of our common stock after conversion, for sale by one of our existing shareholders.

Investing in the common stock involves risks. United Mines, Inc. currently is an exploration stage mining company, has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares sold for our benefit, and shares sold by the selling shareholders on their own behalf, will be sold at a price of $5.00 per share.

The shares to be sold for our benefit will be offered by certain of our officers and directors, primarily, Glenn E. Martin and Donald J. Steinberg, our President and Chief Financial Officer, respectively, on a best efforts basis with no minimum. In the event, however, that we elect to sell these securities through an underwriter, we may pay a cash fee of up to 10% of the proceeds, resulting in net proceeds to us of $4.50 per share, or $9,000,000 if the total offering is completed.

Our common stock is not currently traded on any national securities exchange and is not quoted on any over-the-counter market.

The date of this prospectus is __________________, 2008

PROSPECTUS SUMMARY

UNITED MINES, INC.

We are an exploration stage mineral exploration company and have been in the mining industry since January 2005, when we began doing business. An exploration stage company is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We currently own four groups of mining claims. These groups include one primary silver exploration & development mining project, seven gold exploration stage mining projects, three copper exploration stage projects, and one placer gold exploration stage project, all in Arizona, USA. To date we have no assurance that commercially viable mineral deposits exist on any of the properties we own or where we have mineral rights. Further exploration, at a significant cost to us, will be required before a final evaluation as to the economic and legal feasibility of the properties is determined. If this evaluation determines that some of the properties do have mineral deposits we will have to spend substantial funds for their drilling and engineering studies before we will know if we have a commercially viable mineral deposit (a reserve). The phases of mining and the exploration process is discussed in detail below.

In addition, we are currently evaluating other mineral rights opportunities with a view to diversifying our activities through the acquisition of additional mineral rights and entering into other business ventures our management believes will provide value to our shareholders. We are not currently in active negotiations with any third parties regarding additional mineral rights opportunities or expanding into other business ventures.

Our objective is to explore the properties where we currently have mineral rights, and if those properties show the possibility of minerals being present, to mine the minerals for potential sale on the open market.

We intend to grow through mineral exploration of our existing mineral rights, as well as obtaining additional mines in locations we believe show a high probability of mineral reserves. We will be focusing our future exploration activities on properties located in the State of Arizona.

Corporate Information

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the company became United Mines, Inc.

In October, 2005, Glynn A. Burkhardt and Glynn G. Burkhardt, our current Senior Vice President and Emeritus Chairman of the Board, respectively, transferred the rights and interests they held in 23 mining claim to us, by quitclaim deed, in exchange for 3,600,000 shares of our common stock (See Exhibit 10.4 Quitclaim Deeds).

In March and April 2005, we obtained 3 state “exploration permits” from the state of Arizona, which are renewable on an annual basis for a maximum of 5 years. The “exploration permits” are the precursor to obtaining a lease from the state, but leases cannot be obtained until we either conduct exploration for a year on the properties or show economic feasibility.

During 2006, we acquired 59 additional unpatented mining claims on BLM land, including the 9 claims that make up the Blue Copper mining property.

As a result of these acquisitions, we currently own four groups of mining claims. As detailed below, these groups include one primary silver exploration & development mining project, seven gold exploration stage mining projects, three copper exploration stage projects, and one placer gold exploration stage project, all in Arizona, USA.

Our four groups of mining claims include 92 Unpatented Bureau of Land Management (BLM) mining claims in Southern Arizona, USA, totaling 1,840 acres. These claims are renewable annually for $125 per claim and currently paid through August 31st 2009. (Exhibit 99.1 Mining Claim Ledger)

In addition to the unpatented mining claims, we own three Arizona State Land Department (ASLD) Mineral Exploration Permits, Nos. 08-110135, 08-110136 and 08-110137, each of which are each good for 5 years, currently thru April 13th, 2011. This Arizona state land department position totals 1,920 acres of land. These are renewable each year for $2.00 per acre. This fee had been paid thru April 13th, 2009. (Exhibit 99.2 ASLD Mineral Exploration Permits)

Our principal offices are located at 3400 E. Speedway, Suite 118-300, Tucson, AZ 85716. The telephone is 520-742-3111 and the fax is 520-742-4720. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

Securities Offered:

Shares Offered by United Mines:	We are registering to sell to new investors up to 2,000,000 shares of common stock. We will sell these shares to new investors at $5.00 per share.
Shares Offered by Selling Shareholders:	We are registering 1,709,074 shares for sale by 147 selling shareholders (see list of Selling Shareholders):

• 1,689,074 to existing holders of our common stock

•      20,000 shares of common stock issuable upon conversion of up to $35,000 aggregate principal amount convertible promissory note, which may be issued to certain selling stockholders based upon an assumed conversion price of $3.75 per share (75% of $5.00 current offering price) and additional shares to cover interest and any potential decrease in our stock price down to $2.50, 75% of which would be $1.87 per share.

We are registering up to 1,689,074 shares for resale by existing holders of our common stock and 20,000 shares for resale held by existing holders of a convertible promissory note; and 2,000,000 shares of our common stock to be sold by our officers and directors at $5.00 per share. The 20,000 shares being registered for the conversion of the convertible promissory note represents a good faith estimate of the number of shares of common stock that will be issuable upon conversion of the convertible promissory note based upon a conversion price of $1.875 per share, which is 75% of $2.50 per share, covering us in the event the fair market value of our common stock decreases up 50% from the $5.00 offering price we are selling the 2,000,000 shares hereunder, and to account for any interest charged under the note.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We face risks in completing our exploration plans at the properties and achieving revenues. The following risks are material risks that we face. If any of these risks occur, our business, our ability to achieve revenues, our ability to discover a reserve on any of the properties and explore for gold or other minerals, our operating results and our financial condition could be seriously harmed.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

We only have a limited history and we are subject to all risks inherent in a developing business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business in general and those specific to the mineral exploration and extraction businesses and the competitive and regulatory environment in which we operate. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

We have very little proved reserves at any of the exploration properties where we have mineral rights.

According to the report entitled, Geological Studies of the Cerro Colorado, by Nicholas Bar, Geologist (See Exhibit 99.3), the Cerro Colorado property has base proven reserves of just over 57,000 tons of silver & gold ore in side cast mine dumps, ready to process. Other than these proved reserves no proved reserves have been discovered at any of the exploration properties where we have mineral rights. Although we have geological reports that indicate possible precious metal resources on a couple of the properties, the probability of any of the exploration properties every having reserves that are commercially viable is remote. The failure to locate proved reserves at the exploration properties we own would render those properties valueless. If those mineral rights are found to be valueless, or if we run out of funds prior to discovering proved reserves at these locations, then we may have to cease operations, which would impair the value of our common stock to the point investors may lose their entire investment.

Our strategy of exploring the existing exploration properties and acquiring additional mineral rights may not produce positive financial results for us.

Our strategy of exploring the existing exploration properties and acquiring additional mineral rights is subject to a variety of risks, including the:

•	Inability to locate valuable minerals at the properties;
•	Failure or unanticipated delays in exploring the exploration properties where we have mineral rights;
•	Property ownership rights on the property where the mineral rights are located;
•	Inability to negotiate favorable mineral rights agreements on satisfactory terms and conditions;
•	Increases in the prices of mining equipment due to increased competition for acquisition opportunities or other factors; and
•	Inability to sell any mined minerals

If we are not able to successfully address these risks, it would materially harm our business to the point of having to cease operations and impair the value of our common stock to the point investors may lose their entire investment.

If we do not obtain new financings in an amount sufficient to pursue mineral exploration activities at the exploration properties, and to pursue exploration and mineral rights at other mineral properties, our exploration operations will be reduced.

To date we have relied on recent private placement financings in order to fund exploration of the properties. We will continue to require additional financing to complete our plan of operations for exploration work at the properties and to pursue additional exploration at other mineral properties. While our financing requirements may be reduced if we successfully extract valuable minerals, any impairment in our ability to raise additional funds through financings would reduce the available funds for the exploration of the properties, including additional exploration activities, with the result that our plan of operations may be adversely affected and potential recoveries reduced or delayed. We believe we currently have working capital to remain in business for six months under our current business plan.

We have never had any revenues since our inception and there is no assurance that we will be able to achieve the financing necessary to enable us to precede with our exploration activities.

We have never had any revenues since our inception. We will apply any proceeds from gold or other mineral sales generated from our exploration activities at the properties to help cover our exploration expenditures, but we anticipate that our projected expenditures will far exceed any proceeds from those sales over the next twelve months, which will require that we obtain substantial financing in order for us to pursue our current plan of operations. If we do not achieve the necessary financing, then we will not be able to proceed with our planned exploration activities, including our planned exploration activities, and our financial condition, business prospects and results of operations will be materially adversely affected to the point of having to cease operations, which would likely cause our investors to lose their entire investment.

We have not established that there are any commercially viable mineral deposits on any of the properties and we have not established commercially viable operations on the properties, and, therefore, there is no assurance that we will recover any gold or other minerals from the properties, or if we do that any amounts we recover from exploration activities will be sufficient to continue our operations.

Our activities at the properties are currently in the exploration stage. We have permitted Plans of Operations for our three state permit properties, which include mapping, surveying, rock-chip sampling, road improvement, assay tests, and other exploration activities at the properties as part of our exploration program, but we have not yet established a commercially viable operation on the properties. There is no requirement that we have any activities at the 92 unpatented mining claims, as these claims are renewable annually at $125 per claim. We are currently paid through August 31st 2009 on these claims. There is no assurance that we will recover any gold, silver, copper or other minerals on any of our properties, and no assurance that if we do, that we will recover quantities that will enable us to continue our operations. If we are not able to continue our operations our investors would likely lose their entire investments.

If we are unable to achieve projected mineral recoveries from our exploration activities at the properties, then our financial condition will be adversely affected and we will have less cash with which to pursue our operations.

We plan to undertake exploration activities as part of our plan for the properties. Our objective is to recover minerals from exploration activities to help offset the cost of those exploration activities. As we have not established any reserves on these properties, there is no assurance that actual recoveries of minerals from material excavated during the exploration activities will equal or exceed our exploration costs. If our mineral recoveries are less than projected, then our mineral sales will be less than anticipated and may not equal or exceed the cost of exploration and recovery in which case our operating results and financial condition will be adversely affected.

If the cost of recovering gold, silver, copper and other minerals at the properties are higher than anticipated, then our financial condition and ability to pursue additional exploration will be adversely affected.

We have proceeded with geological surveys and sampling. If the actual costs are greater than anticipated, then cash used in the exploration activities at the properties will be greater than anticipated. An increase in the funds used in sampling and surveying activities will cause us to have fewer funds for other expenses, such as administrative and overhead expenses and exploration of our other mineral properties. In this event, our financial condition will be adversely affected and will have fewer funds with which to pursue our exploration programs.

The mineral exploration industry is highly speculative and subject to many outside risks and influences.

Gold, silver and strategic metals exploration is highly speculative in nature, involving many risks which even a combination of scientific knowledge and experience frequently cannot overcome, often resulting in unproductive efforts. Further, the market price of gold, silver and other minerals is quite volatile and beyond our control. If the price of any of these precious metals drops dramatically, our exploration efforts, which have been limited and have not, to date, been profitable, could be further reduced or continue to be rendered uneconomical. The degree of speculation is further magnified when a company is in the exploration stages and is operating at a loss, as has been the case with us. Despite the business experience of our officers, directors and principal shareholders, there can be no assurance that the mining properties acquired by us will be productive and/or profitable, or that such production and/or profitability will be sufficient to permit us to be successful in the future or to expand or continue to operate. As such, any investment in our shares in this offering would be extremely risky and, where, as here, the mining exploration is poorly financed, the risks become even higher and the most common result would be a loss of the investor’s entire investment.

Exploration activities are inherently hazardous.

Mineral exploration activities involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations that we undertake will be subject to all the hazards and risks normally incidental to the exploration for minerals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks are such that liabilities might result in us being forced to incur significant costs that could have a material adverse effect on our financial condition and business prospects.

If we experience exploration accidents or other adverse events at the properties then our financial condition and profitability could be adversely affected.

Our exploration activities are subject to adverse operating conditions. Exploration accidents or other adverse incidents, such as cave-ins or flooding, could affect our ability to continue mining activities. The occurrence of any of these events could cause a substantial delay in the exploration of minerals or could reduce the amount of gold, silver, copper or other minerals that we may be able to recover, with the result that our ability to achieve recoveries from sales of the minerals and to sustain operations would be adversely impacted. Adverse operating conditions may also cause our operating costs to increase. Exploration accidents or other adverse events could also result in an adverse environmental impact to the land on which our operations are located with the result that we may become subject to the liabilities for environmental clean up and remediation.

As we have never reported revenues since our inception, there is no assurance that we will be able to continue as a going concern.

Our financial statements included with this Registration Statement for the years ended December 31, 2007 and 2006, have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the years ended December 31, 2007 and 2006. If we are not able to achieve revenues, then we likely will be forced to cease operations and investors will likely lose their entire investment.

We face intense competition in the mineral exploration industry and must compete with our competitors for financing and for qualified managerial and technical employees.

The mineral exploration industry is intensely competitive in all of its phases. Competition includes large established exploration companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive properties or financing on terms we consider acceptable. We also compete with other exploration companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down, suspended, or cease altogether. If we were to cease operations our investors would lose their entire investment.

There may be challenges to the titles to our property.

Titles to mining properties in the western United States involves certain inherent risks due to the impossibility of determining the validity of unpatented claims from real estate records, as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Although we believe we have conducted reasonable investigations (in accordance with standard mining industry practice) of the validity of ownership of and the ability of certain holders of certain mining claims to transfer to certain rights and other interests therein to us, there can be no assurance that we hold good and marketable title to all of our U.S. properties. There may be challenges to the title to our properties. If there are title defects with respect to any of the properties, we might be required to compensate other persons or perhaps reduce or change our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs. Any significant successful challenges to our mineral rights would cause us to cease operations and for our investors to lose their entire investment. We have conducted limited reviews of title and obtained representations regarding ownership from holders of mineral rights. Our practice will be, if possible, to obtain title insurance with respect to its major mineral properties when a decision is made to proceed with large scale mining. This insurance however may not be sufficient to cover loss of investment or guarantee of future profits.

Certain shares of our common stock are restricted from immediate resale. The lapse of those restrictions, coupled with the sale of the related shares in the market, or the market’s expectation of such sales, could result in an immediate and substantial decline in the market price of our common stock.

All of our shares of common stock are restricted from immediate resale in the public market. The restricted shares are restricted in accordance with Rule 144, which states that if unregistered, restricted securities are to be sold, a minimum of one year must elapse between the later of the date of acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale of those securities in reliance on Rule 144. The Rule 144 restrictive legend remains on the stock until the holder of the stock holds the stock for longer than six months (unless an affiliate) and meets the other requirements of Rule 144 to have the restriction removed. The sale or resale of those shares in the public market, or the market’s expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

Our management has discretion as to how to use any proceeds from the sale of securities.

The net proceeds from the sale of our common stock under this offering will be used for the purposes described under “Use of Proceeds.” We reserve the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which our management deems to be in the best interests of the company and our shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the common stock offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend.

Our management controls a large block of our common stock.

As of September 30, 2008, our officers and directors owned approximately 79% of our outstanding common stock. Upon completion of this offering, our officers and directors will own approximately 66.5% of then issued and outstanding shares, and will be able to elect all of the directors and continue to control United Mines, Inc. Investors will own a minority percentage of the Company’s common stock and will have minority voting rights. Investors will not have the ability to control either a vote of the Company’s Shareholders or Board of Directors.

We have never declared dividends on our common stock and do not plan to do so in the foreseeable future.

We intend to retain any initial future earnings to fund operations and expand our business. A holder of common stock will be entitled to receive dividends only when, as, and if declared by the Board of Directors out of funds legally available therefore. We have never issued dividends on our common stock. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, and other circumstances.

Holders of our common stock have a risk of potential dilution if we issue additional shares of common stock in the future.

Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our common stock, the future issuance of additional shares of our common stock would cause immediate, and potentially substantial, dilution to the net tangible book value of those shares of common stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of our issued and outstanding shares could have a material effect on the market value of the shares.

Shares of our common stock have limited transferability and liquidity.

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each investor must acquire his Shares for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from United Mines, Inc., limitations on the percentage of shares sold and the manner in which they are sold. United Mines, Inc. can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to United Mines, Inc., stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market currently exists for the Shares and if any market does develop it is expected to be limited. Consequently, owners of the shares may have to hold their investment indefinitely and may not be able to liquidate their investments in United Mines, Inc. or pledge them as collateral for a loan in the event of an emergency.

Sales of shares of our common stock by broker – dealers may not be permitted.

Our common stock is not presently included for trading on any exchange, and there can be no assurances that our common stock will ultimately be listed on any exchange. As a result, our common stock is covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and may also affect the ability of shareholders to sell their shares in any secondary market.

There is no public market for the sale of our common stock.

Currently, there is no current market for our common stock Shares and there is no guarantee that our common stock will ever be listed on a public exchange.

The price of our common stock offered in the Offering has been arbitrarily established by our management.

The price of our common stock offered hereunder has been arbitrarily established by our management, considering such matters as the state of our business development and the general condition of the industry in which we operate. The offering price bears no relationship to our assets, revenues, net worth, or any other objective criteria of value applicable to our company.

There are no commitments to purchase any of our common stock offered hereunder.

There is no commitment of any kind on the part of anyone to purchase all or any part of the 2,000,000 shares being offered hereby; consequently, we can give no assurance that all or any of the shares will be sold.

We do not have insurance and, therefore, liability we incur could have substantial impact on our ability to continue as a going concern.

We have limited capital and, therefore, we do not currently have a policy of insurance against liabilities arising out of the negligence of our officers and directors and/or arising from deficiencies in any of our business operations. Even assuming we obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against us, our officers and directors, or our business operations or assets. Any such liability which might arise could be substantial and would likely exceed our total assets. However, our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted under Arizona law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Currently, there is no market for our securities.

There is presently no market for our securities and there can be no assurance that any such market will develop. In the event a public trading market does develop, there is no assurance it will continue. Therefore, any investment in our common stock may be highly illiquid and without a market value.

We are subject to all governmental rules, laws and regulations relating to the mining industry in the U.S.

We are subject to all governmental rules, laws and regulations relating to the mining industry in the U.S., and we fully intend to comply therewith. However, there is no assurance the governmental agencies having jurisdiction over us, our operations and properties, will not enact laws, rules and/or regulations in the future which may have an adverse impact on us and our operations.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. However, we will receive up to $10,000,000 from the sale of common stock we are registering to sell at $5.00 per share, in an offering conducted by our officers and directors.

The net proceeds to us (at an offering price of $5.00 per share and potential sales commissions of up to 10% of the gross proceeds) from the sale of the shares which we intend to offer to new investors would be a maximum of $9,000,000. We do not intend to engage any broker/dealers for the sale of the shares, and thus do not expect to pay any sales commissions, in which event the net proceeds to us would be $10,000,000.

These proceeds would be received from time to time as sales of these shares are made by us. As set forth in the following table, we will use those proceeds primarily for payment of legal expenses and several specific projects, with the remainder used for general working capital for operations. We intend to use the proceeds in the following order of priority:

	Assumed Offering (1)		Maximum Offering
Description of Use	Amount	Percent	Amount	Percent

Legal Expenses	$25,000	0.5%	$50,000	0.5%
Exploration	2,000,000	40%	4,000,000	40%
Patent Acquisitions	1,500,000	30%	3,000,000	30%
Processing Facility	325,000	6.5%	650,000	6.5%
Corporate/Admin	175,000	3.5%	350,000	3.5%
Working Capital	475,000	9.5%	950,000	9.5%
Equipment	500,000	10%	1,000,000	10%
Total (2)	$5,000,000	100.0%	$10,000,000	100.0%

(1)	Assumes that we only raise $5,000,000 in this offering. This offering is conducted on a best efforts basis with no minimum; therefore, we could raise less than $5,000,000.
(2)
The Offering is being sold by our officers and directors, who will not receive any compensation for their efforts. No sales fees or commissions will be paid to such officers or directors. Shares may be sold by registered broker or dealers who are members of the NASD and who enter into a Participating Dealer Agreement with the Company. Such brokers or dealers may receive commissions up to ten percent (10%) of the price of the Shares sold.

The above budgeted amounts are only for initial working purposes since we do not know how much we will need to spend on these items. Even if we are able to sell the maximum shares, we do not know how long these funds will last, and we have no other specific plans for raising additional funds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares we are registering. Our management has established the price of $5.00 per share based upon their estimates of the market value of United Mines, Inc. and the price at which potential investors might be willing to purchase the shares offered.

We are registering up to 1,689,074 shares for resale by existing holders of our common stock and 20,000 shares for resale held by existing holders of a convertible promissory note; and 2,000,000 shares of our common stock to be sold by our officers and directors at $5.00 per share. The 20,000 shares being registered for the conversion of the convertible promissory note represents a good faith estimate of the number of shares of common stock that will be issuable upon conversion of the convertible promissory note based upon a conversion price of $1.875 per share, which is 75% of $2.50 per share, covering us in the event the fair market value of our common stock decreases up 50% from the $5.00 offering price we are selling the 2,000,000 shares hereunder, and to account for any interest charged under the note.

DILUTION

We are registering for sale to new investors up to 2,000,000 shares at $5.00 per share. Our founding shareholders, who received shares of our common stock at our formation or in exchange for mining properties they put in the company, paid $100,000 for 3,600,000 shares, or $0.028 per share for their shares, and other existing shareholders paid approximately $0.50 per share for their shares. The shares for other existing shareholders may have been paid for in cash, or were issued for mineral rights contributed to us or consulting services provided to us. The following table sets forth on a pro forma basis at June 30, 2008, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price paid per share (assuming a proposed public offering price of $5.00 per share).

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share

Issued to Stockholders for Asset Acquisition	3,600,000	28.47%	$100,000	>1%	$0.03

Other Existing Stockholders, including Founders	7,042,897	55.71%	$33,725,722	.269%	$0.52

New Investors	2,000,000	15.82%	$10,000,000	.723%	$5.00

Total	12,642,897	100%	$13,825,722	100%	$1.09

The difference between the public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. We have already realized the dilution from the shares registered for selling shareholders. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. The dilution calculations we have set forth in this section reflect an offering price of $5.00 per share.

As of June 30, 2008, we had a net tangible book deficit of $121,833 or $0.012 per share of issued and outstanding common stock. After giving effect to the sale of the shares proposed to be offered in the maximum offering of 5,000,000 shares, the net tangible book value at that date would have been $10,121,833 or $0.803 per share. This represents an immediate increase in net tangible book value of $0.791 per share to existing shareholders and an immediate dilution of $4.20 per share to new investors.

The following table illustrates such per share dilution:

Proposed public offering price (per share)		$5.00
Net tangible book value per share at June 30, 2008	$0.012
Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$0.791
Pro forma net tangible book value per share after the offering		$0.803

Dilution to new investors	$4.20

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

Victor Amereno & Krista Amereno Jt Tn	2,000	2,000	0.0%	-0-	0.0%
J Burton Anderson	56,000	56,000	0.5%	-0-	0.0%
Arizona Baptist Convention c/o Jim Trail	5,000	5,000	0.0%	-0-	0.0%
Nick Barr	20,000	20,000	0.2%	-0-	0.0%
Spurgeon H. Barrett	500	500	0.0%	-0-	0.0%
Kyle Michael Blaine	1,000	1,000	0.0%	-0-	0.0%
Robert Walter Blaine	1,000	1,000	0.0%	-0-	0.0%
Dylan Boswell	3,000	3,000	0.0%	-0-	0.0%
Jayne Breen	110,000	110,000	1.0%	-0-	0.0%
John Breen	21,000	21,000	0.2%	-0-	0.0%
Nakai Breen	5,000	5,000	0.0%	-0-	0.0%
Mark Brewster	500	500	0.0%	-0-	0.0%
Richard Bridgeforth	3,000	3,000	0.0%	-0-	0.0%
Sheri Brown	15,000	15,000	0.1%	-0-	0.0%
Buena Vista Consulting LLC c/o Albert L. Blankenship, Jr.	3,000	3,000	0.0%	-0-	0.0%
Candace Bullis	1,000	1,000	0.0%	-0-	0.0%
Mindy Bullis	2,000	2,000	0.0%	-0-	0.0%
Craig Butler	6,000	6,000	0.1%	-0-	0.0%
Michelle Cammarn	500	500	0.0%	-0-	0.0%
Kiante Devaun Carroll	5,000	5,000	0.0%	-0-	0.0%
CH Capital LLC	50,000	50,000	0.5%	-0-	0.0%
Jessica M Cox	2,000	2,000	0.0%	-0-	0.0%
Owen River Derrick	1,017	1,017	0.0%	-0-	0.0%
Philip Doyley	2,000	2,000	0.0%	-0-	0.0%
Charlotte Elliot & Gary Elliot	3,000	3,000	0.0%	-0-	0.0%
Aimee Elliott	5,000	5,000	0.0%	-0-	0.0%
John English	1,000	1,000	0.0%	-0-	0.0%
Fred Erickson	2,000	2,000	0.0%	-0-	0.0%
Experimental Schools Corporation of Arizona	2,000	2,000	0.0%	-0-	0.0%
Adam Falkoff	30,000	30,000	0.3%	-0-	0.0%
Joseph Feeney	2,000	2,000	0.0%	-0-	0.0%
Jeanette Forsyth	2,000	2,000	0.0%	-0-	0.0%
Roger Forsyth	2,000	2,000	0.0%	-0-	0.0%
FTA Enterprises, LLC c/o Brian Beal	50,000	50,000	0.5%	-0-	0.0%
Joe Gantenhammer & Theresia Gantenhammer	1,500	1,500	0.0%	-0-	0.0%
Danielle A Garcia	1,000	1,000	0.0%	-0-	0.0%
Peter Gilboy	2,500	2,500	0.0%	-0-	0.0%
Niels Karsten Gudell	2,000	2,000	0.0%	-0-	0.0%
Shaddine Gum	1,000	1,000	0.0%	-0-	0.0%
Whitney Gum	1,000	1,000	0.0%	-0-	0.0%
Chris Harriman	1,000	1,000	0.0%	-0-	0.0%
Camille Hartmetz	500	500	0.0%	-0-	0.0%
Scott Hill	10,007	10,007	0.1%	-0-	0.0%

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

Arnold Israel Hollander	1,000	1,000	0.0%	-0-	0.0%
Mohammad Hosseini	5,000	5,000	0.0%	-0-	0.0%
Richard Huff	1,000	1,000	0.0%	-0-	0.0%
Scott Douglass Hurley	1,000	1,000	0.0%	-0-	0.0%
Rudy Ingersoll	2,000	2,000	0.0%	-0-	0.0%
Dale Johnson	2,500	2,500	0.0%	-0-	0.0%
Gurutej Kaur Khalsa	1,000	1,000	0.0%	-0-	0.0%
Charles Larsen	10,000	10,000	0.1%	-0-	0.0%
Brian Lebrecht	30,000	30,000	0.3%	-0-	0.0%
Charles Ledden & Margareta Ledden JTTEN	1,000	1,000	0.0%	-0-	0.0%
Lee & Travers c/o Brenda Lee and Craig Travers	15,000	15,000	0.1%	-0-	0.0%
Ashley Jason Lee	1,000	1,000	0.0%	-0-	0.0%
Craig Lee	500	500	0.0%	-0-	0.0%
Jeffrey A. Leitzman	1,000	1,000	0.0%	-0-	0.0%
Roger E. Leon	1,000	1,000	0.0%	-0-	0.0%
Derrick Lewis	1,500	1,500	0.0%	-0-	0.0%
Steven A. Long	2,000	2,000	0.0%	-0-	0.0%
Rudy Lopez	1,000	1,000	0.0%	-0-	0.0%
Ashley & Robert Luna	10,000	10,000	0.1%	-0-	0.0%
Linda J. Martin	20,000	20,000	0.2%	-0-	0.0%
William Martin	1,000	1,000	0.0%	-0-	0.0%
Nodar Temuri Maskhulia	1,000	1,000	0.0%	-0-	0.0%
Roger Mattes	2,000	2,000	0.0%	-0-	0.0%
Roger McCaslin	40,000	40,000	0.4%	-0-	0.0%
Edward McCullough & Connie McCullough JTTEN	1,000	1,000	0.0%	-0-	0.0%
Yon A. McLaughin	1,000	1,000	0.0%	-0-	0.0%
Alexandra May Miller	2,000	2,000	0.0%	-0-	0.0%
Gregory Miller	1,000	1,000	0.0%	-0-	0.0%
Jaret Miller	6,000	6,000	0.1%	-0-	0.0%
Mari Miller	1,000	1,000	0.0%	-0-	0.0%
Melissa Miller	1,000	1,000	0.0%	-0-	0.0%
Jenny Miranda	500	500	0.0%	-0-	0.0%
Robin Mitchell	4,500	4,500	0.0%	-0-	0.0%
Rafael A. Moreno	1,000	1,000	0.0%	-0-	0.0%
Raul A. Moreno	1,000	1,000	0.0%	-0-	0.0%
Ruben Martin Moreno	2,000	2,000	0.0%	-0-	0.0%
Denny Ray Morisset, Jr.	1,000	1,000	0.0%	-0-	0.0%
Ian Christopher Morisset	1,000	1,000	0.0%	-0-	0.0%
William Robert Henry Morisset	1,000	1,000	0.0%	-0-	0.0%
Flora Nefwani	2,000	2,000	0.0%	-0-	0.0%
Jaliyah Nefwani	1,000	1,000	0.0%	-0-	0.0%
Kingston Nefwani	1,000	1,000	0.0%	-0-	0.0%
Cathi Nelson	99,000	99,000	0.9%	-0-	0.0%
Diane North	2,500	2,500	0.0%	-0-	0.0%
Gabriel O’Daniel	5,000	5,000	0.0%	-0-	0.0%
Holliegh O’Daniel	5,000	5,000	0.0%	-0-	0.0%
Jordan O’Daniel	5,000	5,000	0.0%	-0-	0.0%
Kimberly Diane O’Daniel	170,000	170,000	1.6%	-0-	0.0%
Ronald Olsen	300	300	0.0%	-0-	0.0%
Ronald C. Olsen	1,250	1,250	0.0%	-0-	0.0%
Steve Pagac	1,000	1,000	0.0%	-0-	0.0%

Selling stockholder	Shares for sale		Shares before offering		Percent before offering	Shares after offering	Percent after offering (1)

Reyna Moreno Parker	1,000		1,000		0.0%	-0-	0.0%
Perleberg Enterprises, Inc. c/o Dean Perleberg	1,000		1,000		0.0%	-0-	0.0%
Bryan H. Perleberg	500		500		0.0%	-0-	0.0%
Tyler D. Perleberg	500		500		0.0%	-0-	0.0%
Michael Peskin	15,000		15,000		0.1%	-0-	0.0%
Dean Petkanas	1,000		1,000		0.0%	-0-	0.0%
Anthony A. Rael	18,000		18,000		0.2%	-0-	0.0%
Margarita A. Rael	2,000		2,000		0.0%	-0-	0.0%
Jessica Raygoza	500		500		0.0%	-0-	0.0%
Keith Regan	3,000		3,000		0.0%	-0-	0.0%
Luanne M. Rogan	1,000		1,000		0.0%	-0-	0.0%
Richard Rossi	30,000		30,000		0.3%	-0-	0.0%
Alec Noel Sanchez	1,000		1,000		0.0%	-0-	0.0%
Jordyn Kane Sanchez	1,000		1,000		0.0%	-0-	0.0%
Nicole Sanchez	2,000		2,000		0.0%	-0-	0.0%
Barbra Sasselli	1,000		1,000		0.0%	-0-	0.0%
Lanell Scheifele	1,000		1,000		0.0%	-0-	0.0%
Kalena Larise Scott	1,000		1,000		0.0%	-0-	0.0%
Kimberly Scott	2,000		2,000		0.0%	-0-	0.0%
Carmen Seabre	1,600		1,600		0.0%	-0-	0.0%
Heather Seabre	3,000		3,000		0.0%	-0-	0.0%
Joy Seabre	1,000		1,000		0.0%	-0-	0.0%
Lex Seabre	314,000		314,000		3.0%	-0-	0.0%
Roger Seabre	191,600		191,600		1.8%	-0-	0.0%
Valerie Seabre	30,000		30,000		0.3%	-0-	0.0%
Wendy Seabre	3,000		3,000		0.0%	-0-	0.0%
Jane Seefeld	5,000		5,000		0.0%	-0-	0.0%
Paul Selchau-Mark	200		200		0.0%	-0-	0.0%
Jeffrey Lynn Sexton	2,000		2,000		0.0%	-0-	0.0%
Buddy Shaw	500		500		0.0%	-0-	0.0%
Linda & Jerry Shaw	5,000		5,000		0.0%	-0-	0.0%
Shepherds Chapel of Gravette Arkansas c/o Pastor Arnold Murray	5,000		5,000		0.0%	-0-	0.0%
Patricia Shouse	1,000		1,000		0.0%	-0-	0.0%
Robert Shouse	1,000		1,000		0.0%	-0-	0.0%
Sikh Dharma of Phoenix, Inc. c/o Soul Singh Khalsa	6,000		6,000		0.1%	-0-	0.0%
Soul Singh & Meher Kaur Khalsa	5,000		5,000		0.0%	-0-	0.0%
Jonathan L. Smuda	500		500		0.0%	-0-	0.0%
Mark Snyder	1,000		1,000		0.0%	-0-	0.0%
Stacy Snyder	1,000		1,000		0.0%	-0-	0.0%
Timothy Snyder	1,000		1,000		0.0%	-0-	0.0%
Wendy L. Staar-Turley	500		500		0.0%	-0-	0.0%
Eugene Steinberg	5,000		5,000		0.0%	-0-	0.0%
Stephanie & Jose Alonso Garcia	1,000		1,000		0.0%	-0-	0.0%
David Summers	1,000		1,000		0.0%	-0-	0.0%
Gordon Surran	500		500		0.0%	-0-	0.0%
Tanque Verde Baptist Church c/o William Blaine	10,000		10,000		0.1%	-0-	0.0%
The Lebrecht Group, APLC	70,000	(2)	70,000	(2)	0.7%	-0-	0.0%
Autumn Thomas	1,000		1,000		0.0%	-0-	0.0%
Diane Thomas	1,000		1,000		0.0%	-0-	0.0%

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

Michael J. Thomas	300	300	0.0%	-0-	0.0%
Rachel Tippets	1,000	1,000	0.0%	-0-	0.0%
The Carmel Trust c/o Pamela Jo Thompson	10,000	10,000	0.1%	-0-	0.0%
Denise A. Villani	1,000	1,000	0.0%	-0-	0.0%
Katherine Wacker	2,000	2,000	0.0%	-0-	0.0%
Diane K. Wallace	150	150	0.0%	-0-	0.0%
John M. Wallace	150	150	0.0%	-0-	0.0%
Water of Life Metropolitan Community c/o Meredith Little	10,000	10,000	0.1%	-0-	0.0%
Benita A. Watford	6,000	6,000	0.1%	-0-	0.0%
Russell Maurice Watson	10,000	10,000	0.1%	-0-	0.0%
Edward H. Weaver	1,000	1,000	0.0%	-0-	0.0%
Beverly Weiss	5,000	5,000	0.0%	-0-	0.0%
Kirk Wines	5,000	5,000	0.0%	-0-	0.0%
Jennifer Jill Zavada	1,000	1,000	0.0%	-0-	0.0%
Tom Zdroik	1,000	1,000	0.0%	-0-	0.0%
Total	1,709,074	1,709,074	16.0%	-0-	0.0%

(1)
Based on 12,662,897 shares outstanding, which includes the 2,000,000 shares offered for sale to new investors by us in this offering, and the 20,000 shares being registered for the $35,000 principal amount promissory note. This offering is on a best-efforts basis with no minimum, therefore, we could sell less than 2,000,000 shares being offered to new investors.

(2)
Includes the estimated 20,000 shares underlying the $35,000 principal amount promissory note being registered herein. In computing the percentage ownership of The Lebrecht Group, APLC, the 20,000 shares have been included in the total outstanding shares.

PLAN OF DISTRIBUTION

We, through our officers and directors, intend to offer up to 2,000,000 shares at a price of $5.00 per share to potential investors. We have not at this point engaged any broker/dealers licensed by The Financial Industry Regulatory Authority for the sale of these shares and presently have no intention to do so. If we engaged any broker/dealers, they may be acting as underwriters for the offering of these shares.

Our officers and directors intend to seek to sell the common stock to be sold by us in this offering by contacting persons with whom they have had prior contact who have expressed interest in us, and by seeking additional persons who may have interest through various methods such as mail, telephone, and email. Any solicitations by mail or email will be preceded by or accompanied by a copy of this Prospectus. We do not intend to offer the securities over the Internet or through general solicitation or advertising. Our officers and directors are relying on an exemption from registration as a broker-dealer pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 in that they are not statutorily disqualified, are not associated with a broker or dealer, are not receiving compensation related to these transactions, and perform substantial other duties for us.

We anticipate that a market maker will apply to have our common stock traded on the over-the-counter bulletin board at some point in the future, but there is no guarantee this will occur. If successful, the selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time on the over-the-counter bulletin board in privately negotiated sales, or on other markets, at prevailing market rates. If our common stock is not listed on the over-the-counter bulletin board, the selling stockholders may sell their shares in privately negotiated transactions. Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$430
Transfer Agent Fees	Approximately	1,000
Costs of Printing and Engraving	Approximately	1,000
Legal Fees	Approximately	35,000
Accounting and Audit Fees	Approximately	24,000
Total		$61,430

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001. We do not have any shares of preferred stock authorized. As of September 30, 2008, there are 10,642,897 shares of our common stock issued and outstanding, held by approximately 180 shareholders of record.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We have no shares of preferred stock authorized.

Stock Option Plan. We have not approved any stock option plans.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group, and/or its employees, owns 89,000 shares of our common stock. The Lebrecht Group, APLC also holds a $35,000 principal promissory note, which is convertible at the request of The Lebrecht Group, APLC, at 75% of the fair market value of our common stock at the time of conversion.

DESCRIPTION OF BUSINESS

The Mining Industry

Mining operations generally progress through four stages: (1) prospecting, or the search for mineral deposits; (2) exploration, or the work involved in assessing the size, shape, location, and economic value of the deposit; (3) development, or the work of preparing access to the deposit so that the minerals can be extracted from it; and (4) exploitation, the work of extracting the minerals.

Companies in the mining industry are categorized based on the current activities taking place at the properties where they own rights. An exploration stage company is one that is engaged in the search for minerals (reserves) which are not in either the development stage or production stage. A development stage company is one that is engaged in the preparation of an established commercially minable deposit (reserves) for its extraction which are not in the production stage. A production stage company is one that is engaged in the exploitation of a mineral deposit (reserve).

The exploration stage of mining consists of numerous steps, including: i) locate vein structures; ii) rock chip sample along the lengths of the vein; iii) rock chip sample the surrounding host rock; iv) send samples to assay labs for assay results; v) upon favorable results, perform a soil geochemical assay test along and around the vein structure to get a better detail of where the vein runs; vi) assay the soils that are collected; vii) using test results, map out a test drill pattern for the Diamond Core drilling; viii) drill the cores based on the drill map created; ix) sample the cores at various depths and send to assay; and x) either plot out a total drilling program or put together a pilot production plant for approximately the same cost as a full drill program (approximately $1.2 million).

A glossary of the mining and mineral resource terms used in this Registration Statement is attached as hereto Exhibit 99.4.

Company Overview

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the company became United Mines, Inc.

We are an exploration stage mineral exploration company and have been in the mining industry since May 2005, when we began doing business in the mining industry. An exploration stage company is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We currently own four groups of mining claims. These groups include one primary silver exploration & development mining project, seven gold exploration stage mining projects, three copper exploration stage projects, and one placer gold exploration stage project, all in Arizona, USA. To date we have no assurance that commercially viable mineral deposits exist on any of the properties we own or where we have mineral rights. Further exploration, at a significant cost to us, will be required before a final evaluation as to the economic and legal feasibility of the properties is determined. If this evaluation determines that some of the properties do have mineral deposits we will have to spend substantial funds for their drilling and engineering studies before we will know if we have a commercially viable mineral deposit (a reserve).

In October, 2005, Glynn A. Burkhardt and Glynn G. Burkhardt, our current Senior Vice President and Emeritus Chairman of the Board, respectively, transferred the rights and interests they held in 23 mining claim to us, by quitclaim deed, in exchange for 3,600,000 shares of our common stock (See Exhibit 10.4 Quitclaim Deeds).

In March and April 2005, we obtained 3 state “exploration permits” from the state of Arizona, which are renewable on an annual basis for a maximum of 5 years. The “exploration permits” are the precursor to obtaining a lease from the state, but leases cannot be obtained until we either conduct exploration for a year on the properties or show economic feasibility.

During 2006, we acquired 59 additional unpatented mining claims on BLM land, including the 9 claims that make up the Blue Copper mining property.

As a result of these acquisitions, we currently own four groups of mining claims. As detailed below, these groups include one primary silver exploration & development mining project, seven gold exploration stage mining projects, three copper exploration stage projects, and one placer gold exploration stage project, all in Arizona, USA.

Our four groups of mining claims include 92 Unpatented Bureau of Land Management (BLM) mining claims in Southern Arizona, USA, totaling 1,840 acres. These claims are renewable annually for $125 per claim and currently paid through August 31st. 2009. (Exhibit 99.1 Mining Claim Ledger).

In addition to the unpatented mining claims, we own three Arizona State Land Department (ASLD) Mineral Exploration Permits, Nos. 08-110135, 08-110136 and 08-110137, each of which are each good for 5 years, currently thru April 13th, 2011. This Arizona state land department position totals 1,920 acres of land. These are renewable each year for $2.00 per acre. This fee had been paid thru April 13th, 2009. (Exhibit 99.2 ASLD Mineral Exploration Permits).

A brief description and our plan of operations for each of the properties where we have mineral rights are discussed below:

Our Current Projects

Primary Silver Mining Exploration Project

Overview

Our primary silver exploration project is known as “The Cerro Colorado Silver Mining Project.” This project contains the famous “Cerro Colorado” mine, also known as the Heintzelman Silver Mines. The Cerro Colorado mines have produced silver in the past, but, to date, we have not extracted any silver from this mine, but we have conducted test sampling.

Size: This project encompasses 24 unpatented lode claims totaling 480 acres and three state mineral exploration permits, encompassing 1,920 acres. All land under this project falls within T.20S., R10E of the Salt River Base Meridian, Pima County, Arizona.

Lode claims C-1 through C-9 and LC 58 and 59 form a contiguous block in Section 25 and the north 1/2 of Section 36. One additional 20 acre lode claim covers the Waterman Mine on the SW 1/4 of Section 22. Claim corner posts and DM monuments were observed on the ground, and appear in accordance with federal staking regulations. (See Project Area and Lode Claim/State Lease Maps attached hereto as Exhibit 99.5.). These are the lode claims that were purchased from the Burkhardts.

Permitted heap leach facilities, under lead agency jurisdiction of the Arizona State Department of Environmental Quality, are located in central portions of lode claim 58 (LC58). The permitted heap leach facility is discussed in further detail under “Mill Sites” below.

The permits are currently held by Glynn A. and Glynn G. Burkhardt, under contract to us. A state required Reclamation Bond of $9,000 is in place. Transfer of the permit from the Burkhardts to UMI, is in process.

Bonding requirements for proposed exploration and mining activities on state land have been met. Currently the Company has $9000 in mineral exploration reclamation bonds covering UMI’s 3 Arizona State Land Department Mineral Exploration Permits 08-110135, 08-110136 and 08-110137.

Cerro Colorado Exploration: Several groups of mining claims on the Cerro Colorado properties are currently being evaluated for various phases of exploration activity. Planned 2008/2009 exploration includes underground and surface drilling on The South Clark properties that have current Silver resources with high potential for significant additional resource discovery. (See Exhibit 99.6, Exploration Plan and Budget)

Cerro Colorado Strategy: This is the location we plan on developing first. We hope to establish precious metals production from this location in order to produce cash flow which will sustain the company while exploration and development of further company owned sites is begun. We will initiate bulk sample metallurgical testing of ore from several of our silver mines at this location.

United Mines Assets at Cerro Colorado and Processing Facility: Currently, we have base proven reserves of just over 57,000 tons of silver & gold ore in side cast mine dumps, ready to process. These have been independently assayed at an average of 10 ozs. of silver per ton, this gives UMI over 500,000 ozs. of above ground silver. (See Exhibit 99.3 Geological Studies of the Cerro Colorado, by Nicholas Bar, Geologist). However, these assets are not listed on our financial statements as we will not consider these reserves as assets until the ore from the property is processed and silver and gold content is extracted. Bureau of Land Management Inspector William Auby visited our Twin Plant ore processing facility on Sept 28, 2007 and gave permission to go ahead under the current Plan of Operations to start to process ore with our permitted 100-ton a day gravity float and to upgrade our heap leach system. A modified Plan of Operations will be submitted for approval once we receive sufficient funding to cover our anticipated costs associated with these operations. In December 2007, our Twin Plant mill site passed our ADEQ permitting processing.

Nicholas Barr, professional Geologist, was commissioned in 2000 by Glynn A. Burkhardt and Glynn G. Burkhardt, to do a preliminary geological investigation on the Cerro Colorado Mining District.   Ongoing sampling and assays reported from 2001 through 2005 were incorporated into the Barr report, complete thru 2006.   Mr. Barr states that, “Based on this expanded prospecting effort, a revised estimate of possible leach able reserves present within the district stands at approximately 7 to 12 million tons grading from 6 to 12 OPT (Ag).  It is further anticipated that local high grade zones would contribute significant additional Ag ozs.”   All mining would currently be tunnel and shaft with future Plan of Operations to include “Open Pit” mining to recover probable reserves, on average of 100+ million ozs. of Ag. (See Exhibit 99.3 Geological Studies of the Cerro Colorado).

UMI Group 1 Claims:

The UMI Group 1 Claims comprising our Cerro Colorado silver properties consist of 6 sub-groups of claims and 3 AZ State Exploration Permits which, all total, contain 2,400 acres are as follows:

1.	Twin Plant Ore Processing Facility
T20S, R10E, Sec 25, G & SR Meridian 2 X 20 acre claims or 40 acres.

1.a.	Twin Plant contiguous Cerro Colorado mining claims
T20S, R10E, Sec 25, G & SR Meridian 9 X 20 acre claims or 180 acres.

2.	Silver Hill: T20S, R10E, Sec. 17, G&SR Meridian 2 X 20 acre claims or 40 acres

3.	Walapi Tiger: T20S, R10E, Sec. 22, G&SR Meridian 4 X 20 acre claims or 80 acres

4.	Wallaby: T20S, R10E, Sec. 22, G&SR Meridian 2 X 20 acre claims or 40 acres

5.	Liberty: T20S, R10E, Sec. 16, G&SR Meridian 4 X 20 acre claims or 80 acres

6.	Waterman #1: T20S, R10E, Sec 22, G&SR Meridian 1 X 20 acre claim or 20 acres

7.	Mary G: T20S, R10E, Sec. 21, G&SR Meridian. State Lease 08-110136

8.	South Clark: T20S, R10E, Sec. 35 G&SR Meridian. State Lease 08-110135

9.	Central Clark; T20S, R10E, Sec. 26 G&SR Meridian. State Lease 08-110137

10.	North Clark: T20S, R10E, Sec. 26 G&SR Meridian. State Lease 08-110137

11.	State Mineral Exploration Permit No. 08-110135 T20S, R10E, Sec. 26, G & SR Meridian. 640 acres.

12.	State Mineral Exploration Permit No. 08-110136 T20S, R10E, Sec. 21, G & SR Meridian. 640 acres.

13.	State Mineral Exploration Permit No. 08-110137 T20S, R10E, Sec. 35, G & SR Meridian. 640 acres

Location and Access

The UMI Group 1 claims are located in Pima County, Arizona, about 40 miles southwest of Tucson, off exit 48 on Interstate 19 going to Nogales. Take Amado/Arivaca Rd west 15 miles to properties. Various gravel/dirt roads go north into the claim group area.

Geology of Group One Claims Area

Mineralization is hosted by a low relief sequence of Tertiary or Cretaceous-age andesite porphyry, quartz latite porphyry, rhyodacite and flow breccia. Extensive faulting, including numerous broad hematitic fracture zones is thought related to multiple episodes of uplift and fracturing generated by Laramide intrusive activity allowed by Tertiary caldera formation and basin and range extension. A long duration of tectonic activity has allowed for deep penetration of descending solutions and development of secondary mineralization to depths of 300 feet or greater.

Mill Site Buildings

We own a twin plant facility which includes a heap leach mill with a 100-ton a day gravitational float mill.  In December 2007, we received our Arizona Department of Environmental Quality (ADEQ) permit, approving this mill for general use.  We must still obtain operating permits when we actually begin processing minerals through the mill, but the ADEQ permit is the primary permit approving the mill for operations.  Within one year we plan on having limited production on our side cast mine dumps at the Cerro Colorado mine site, and gradually increase production thereafter.

Existing buildings include the precipitation house, spare parts and hardware storage building and a laboratory. There are four small mobile homes used for on-site housing. During the expansion of mining activities, the heap leach pad and ponds will be constructed, as will a shower/locker room/restroom building and a 120' by 40' maintenance and storage building. The precipitation house will be upgraded with higher capacity processing equipment.

We will operate strictly in accordance with Mine Safety and Health Administration (MSHA), Occupational Safety and Health Administration (OSHA), Arizona State Mine Inspector and ADEQ regulations. We will install heavier gauge geomembranes in the heap leach pad and ponds than required by ADEQ together with a compacted clay liner underneath the geomembranes in order to further decrease the potential for cyanide solution leakage into the ground.

Chain link fence topped with barbed wire will be erected to surround the heap leach pad, the pregnant solution pond and the overflow pond. Each of these fences will be lined at the bottom with 2 inch mesh chicken wire from ground level to two feet high to keep out small animals and snakes. To avoid birds landing in the two ponds, the ponds will be protected by one inch netting that is stretched from the top of the fences and supported by cables.

All employees will be required to take mine safety training and cyanide safe handling training. Employees will be equipped with safety equipment including hard hats, gloves, ear plugs, respirators and protective clothing suitable for their particular jobs. Emergency showers and emergency eye washes will be provided.

The heap leach pad and ponds, and all the buildings, will be lighted with bright lights on 25 foot poles for safety and security. We will provide several gasoline and diesel engine generators to keep the processing going 24 hours a day in case of power failure.

Heap Leach Pad and Ponds

The heap leach facility is a hydrometallurgical silver leaching operation that will process ore-bearing waste rock from active and inactive mines throughout the Cerro Colorado Mining District as well as open pit mined ore-bearing rock. The heap leach facility will consist of a lined heap leach pad (initially one acre in size); a double-lined, pregnant (metal-bearing) solution pond (25 feet by 25 feet); a non-storm water, single-lined overflow pond (60 feet by 145 feet); process pipelines, pumps and holding tanks; and storm water berms and diversion trenches.

Ore Crushing, Screening and Agglomeration

Crushed ore will be deposited on the lined heap leach pad. The pad has been designed to accommodate 55,000 tons of ore for processing. Ore-bearing rock will be crushed and conveyed to a vibrator screen. Ore that is +1/2" to 3/4" will be transferred directly to the ore heap via conveyor belt. Ore that is less than 1/2" will move to a cement agglomeration unit and, after agglomeration, be transported via conveyor belt to the ore heap. The ore will be stacked on the leach pad in 5 foot lifts to a height of 55 feet.

The maximum height of the ore heap will be 55 feet; however, after it is at that height, tests will be conducted, and an engineering opinion obtained, in the interest of adding another 10,000 to 20,000 tons to the original pad. If compression test and slope stability check out, the angle of repose may be amended to accommodate the additional ore. This is a cost saving measure and offers the added benefit of leaching small amounts of gold and silver that will result from the additional leaching time for the earlier lifts. Each 5,000 ton lift is projected to yield 10 oz Ag per ton and 0.03 oz Au per ton based on a 75% recovery rate. Pilot testing without fine crushing has yielded 72-77% recovery. With agglomeration, the actual recovery rate should be in the 77%-82% range.

While the one acre heap leach pad is being constructed, UMI will begin preparing an application for the ADEQ to permit expansion of the pad to 4.9 acres. When the additional 3.9 acre pad is available, it will be loaded and heap leached as two sections. Each section will take one month to load and will be leached for two months. Lifts for each section will be 10 feet high and cover nearly twice the area of the one acre pad resulting in approximately 3.75 times as much production as the original one acre pad. The larger pad will permit the height to be increased to at least 100 feet, perhaps as high as 150 feet depending on test results. Indications are that ore obtained from open pit mining and stacked on the larger leach pad will yield an average of 17 oz Ag per ton and 0.03 oz Au per ton.

Heap Leach Process

Each lift of ore on the one acre pad will be leached for approximately 21 days with a dilute solution of sodium cyanide. The solution will be dripped onto the ore from a grid of PVC pipes. The resulting pregnant solution will be collected by another grid of perforated piping which overlays the geomembrane pad liner. The piping network will transport the pregnant solution from the leach pad to the pregnant solution pond.

Extraction Process and Cyanide Recirculation

The pregnant solution from the pond is pumped to the precipitation house where a Merrill-Crowe zinc extraction plant will be used to extract the silver. Barren solution from the extraction plant will flow by gravity to a 500 gallon tank where it is pumped to a 1,000 gallon makeup tank for the addition of cyanide. The solution is then re-circulated to the heap leach pad. The solution will be

Primary Gold Mining Exploration Projects

Overview

Our primary gold exploration and development consist of three projects: The Big Three/Ostrich, Tres Amigos and Sorrel Top.

Size: The Ostrich/Big Three gold exploration project consists of 17 BLM mining claims (20 acres each) and the Tres Amigos/Sorrel Top gold exploration project consists of 18 BLM mining claims (20 acres each).

The Ostrich/Big Three 2008/2009 Explorations: We will handle road repair, surface mapping and/or sampling and possible geo-physical & drilling. Cleanup of the mine portals as well as collar repair and/or replacement will be accomplished as required. We will also proceed with road repair, surface and underground mapping and/sampling, underground clean out, repair and development, bulk sample metallurgical testing, surface and possible underground drilling. The Plan of Operations will be submitted to BLM once we receive sufficient funding to conduct operations at this property.

Tres Amigos & Sorrel Top Exploration: Several portions of mining claims on the Tres Amigos and Sorrel Top properties are currently being evaluated for after we receive sufficient funding to conduct operations at this property. Exploration activities will include underground and surface drilling on the Tres Amigos and Sorrel Top properties that have current Gold resources with high potential for additional resource discovery. Surface and underground mapping & sampling, geo-chem, and possible geo-physical exploration is also planned for this site once we receive sufficient funding to conduct operations at this property.

Ostrich/Big Three/Tres Amigos & Sorrel Top Strategy: Once we receive sufficient funding, we plan to establish precious metals production which we believe will produce cash flow to sustain us and allow the opportunity to then initiate core drilling & bulk sample metallurgical testing of ore from our gold mining claims.

UMI Group 2 Claims:

The UMI Group 2 claims consist of 4 sub-groups of claims as follows:

1.	Ostrich; T22S, R10E, Sec. 22; G & SR Meridian.
7 X 20 acre claims or 140 acres.

2.	Big Three; T22S, R10E, sec. 27; G & SR Meridian.
10 X 20 acre claims or 200 acres.

3.	Tres Amigos; T23S, R11E Sec. 19; G & SR Meridian.
17 X 20 acre claims or 340 acres.

4.	Sorrel Top; T23S, R11E, Sec. 18 & 19, G & SR Meridian.
1 X 20 acre claim or 20 acres

The above UMI Group 2 claims contain a total of 700 acres.

To date we have not performed any work on these four properties. We are presently in the exploration stage and there is no assurance that commercially viable mineralized material, or a reserve, exists on this property. We will not be able to make such a determination until exploration and drilling programs are completed and a comprehensive evaluation concludes economic and legal feasibility.

Location and Access

The UMI Group 2 claims are located in Santa Cruz County, Arizona, about 62 miles southwest of Tucson off exit 48 on Interstate 19 going to Nogales.

Ostrich/Big Three mining claims: Take Amado/Arivaca Rd west 24 miles to Town of Arivaca; then south on Ruby road (paved) 3.5 miles to Yellow Jacket Road (dirt), follow 5 miles to Ostrich/Big Three Gold mining properties.

Tres Amigos/Sorrel Top mining claims: Take Amado/Arivaca Rd west 24 miles to Town of Arivaca, then south on Ruby road (paved) 12 miles east to various gravel/dirt roads going south & east on to the claim group area.

Geology of Group Two Claim Area

Physical Geology

Topography of the project area is moderately steep with elevations ranging from about 4,200 to 4,700 feet. NW-SE trending Cobre Ridge, characterized by mostly bluffy outcrops, flanks the project area. Fraguita Peak (elev. 5,374), is a prominent landmark about 1 mile to the northwest.

Regional Geology and Mineralization

The Oro Blanco Mining District, extending from Arivaca south to the international boundary, encompasses roughly 40 square miles and lies within the southern part of the Basin and Range Province of Arizona. Jurassic-age welded and non-welded quartz latite tuff and rhyolite tuff, underlying Cobre Ridge and central portions of the district are the oldest rocks. Outcrops of conglomerate and sandstone of the Cretaceous Oro Blanco Formation are common east of Cobre Ridge and across southern sections of the District. Mostly flat lying and bluff forming Tertiary-age dacite and andesite flows, tuffs and pryoclastics mark the south and east edge of the area. Plutonic rocks, consisting of Jurassic quartz monzonite and Cretaceous diorite and andesite are widely scattered as irregular masses up to 0.5 to 1 mile in aerial extent. Aligned closely with the northwest tectonic fabric of the region are conspicuous dikes, dike swarms and elongate plugs of Tertiary-age quartz monzonite and lesser andesite and porphyritic rhyolite.

Primary Copper Exploration Project

Overview

Our primary copper exploration project is called the Blue Copper/Green Copper/Red Beds mining exploration project.

Size: This project consists of 18 BLM mining claims that we own, totaling 20 acres each, plus four 20-acre mining claims at the Red Beds property.

UMI Group 3 Claims

The UMI Group 2 Claims consist of 3 sub-group of claims as follows:

1.	BLUE COPPER; T8S, R12E, Sec 18 and 19, G and SR Meridian.
13 X 20 acre claims or 260 acres.

2.	GREEN COPPER; T9S, R12E, Sec 15, G and SR Meridian.
1 x 20 acre claims or 20 acres

The above Group 2 Claims contain a total of 280 acres.

To date we have not performed any work on these 2 UMI 100% owned properties. We are presently in the exploration stage and there is no assurance that commercially viable mineralized material, or a reserve, exists on this property. We will not be able to make such a determination until exploration and drilling programs are completed and a comprehensive evaluation concludes economic and legal feasibility.

Blue Copper Project 2009/2010 Exploration: We plan on road repair, surface mapping/ sampling, possible geo-physical and drilling, and then initiate surface and underground mapping/ sampling, development, bulk sample metallurgical testing, drilling, step out and possible in-fill reverse circulation and core drilling of high grade areas, at some point in the future. We do not plan on submitting a proposed Plan of Operations for this property until we receive sufficient funding to move forward with activities at this location.

Location and Access

Our Group 3 Claims are located 25 miles northwest of Oracle AZ, in Pinal County, Arizona along state highway 77. Turn at mile post 106, 5 miles west to Red Beds property, turn at mile post 108, turn west on dirt road ½ mile to Blue Copper, and Green Copper properties.

Physiography

The Durham Hills are located approximately 30 mi NW of Tucson, Pinal County, Arizona off State highway 77 at between Mile Posts 104 and 108. Two main Cr0x deposits are hosted in two structural blocks, a west block and an east block, separated by a NW-trending high-angle normal fault. There are two deposits known as the Cross Triangle Ranch deposit, located in the western block and the Magna Well deposit, located in the eastern. The Magma Well deposit has also been referred to as the Edwards Mine, the Owen Mine and more regularly as the Blue Copper Mine. In this report, the name Blue Copper will be used.

The Cross Triangle ranch deposit is located in a series of NW to NS trending, low-lying hills, informally referred to by the owners as, from north to south, Rattlesnake Hill, Green Hill, and Blue Hill. The Cross Triangle has been heavily prospected by trenches and pits, and minor amounts of Cu0x-strained building stone have been shipped. The Blue Copper mine is located approximately ¾ of a mile NE of the Cross Triangle and consists of a heavily prospected, low-lying hill adjacent to a cattle tank with several surrounding small prospect pits. Building stone has also reportedly been shipped from this deposit.

Structural Geology

Folation and lineation in the quartz monzonite and mylonitic schist is highly suggestive of detachment fault processes. The overall strike and dip of the foliation and lineation would seem to suggest a top to the NE extension. However, preliminary analysis of possible shear indicators in the mylonite (stretched and rotated quartz grains) suggests top to the SW extension, which is consistent with the regional sense of shear in the Catalina-Tortolita metamorphic core complex. This geometry indicates that the rocks in the Durham Hills have been rotated and back-tilted along high-angle, listric normal faults.

Additional Holdings and Mining Projects

Description of Properties

To complement the primary mineral reserves under exclusive control and operation of United Mines, Inc., we also own 100% of the following unpatented mining properties under jurisdiction of the Bureau of Land Management, Department of Interior:

The Edwards and Ajax sub groups of mining claims are historically past gold producers, and

Current UMI holdings: 15 BLM mining claims (20 acres each)

UMI Group 4 Claims

The UMI Group 4 Claims consist of 3 sub-groups of claims as follows:

1.	EDWARDS GOLD MINE; T22S, R10E, Sec 8, G and SR Meridian.
6 X 20 acre claims or 120 acres.

2.	AJAX GOLD MINE; T22S, R10E, Sec 5, G and SR Meridian.
7 X 20 acre claims or 140 acres

3.	Placer gold claims; T22S, R10E, Sec. 22 and 27, G and SR Meridian
2 X 20 acre claims or 40 acres

The above Group 4 Claims contain a total of 300 acres.

To date we have not performed any work on these 3 UMI 100% owned properties. We are presently in the exploration stage and there is no assurance that commercially viable mineralized material, or a reserve, exists on this property. We will not be able to make such a determination until exploration and drilling programs are completed and a comprehensive evaluation concludes economic and legal feasibility.

Location and Access

Take Interstate 19 south to exit 48 at Amado. Then take Amado/Arivaca Rd west 24 miles to Town of Arivaca; then south on Ruby road (paved) 3.5 miles to Yellow Jacket Road (dirt), follow 6 miles (past yellow jacket) to placer gold mining properties. These are primarily a recreational gold panning area and do not anticipate active exploration on commercial level until future circumstances warrant.

UMI Placer Gold Claims

Overview

Due to our fairly recent formation and acquisition of the mineral rights associated with the above properties, we are still early in the process of mapping and sampling these properties for potential mineral deposits. Therefore, despite our ownership of the mineral rights described above and the fact we have begun plotting, mapping, and sampling from some of the properties, as of the date of this Registration Statement we have not extracted any minerals from these properties, other than samples, and have not received any revenue from these exploration activities. We do not know when, or if, we will begin to receive revenue from these activities.

As noted above, our current and immediate plans for exploration are only at the Cerro Colorado Silver Mining Project. Though we have had a geologist out to the other properties, we do not intend to move ahead with any exploration activities at the other properties, until we receive sufficient money to fund operations at the properties.

At our properties we have controls in place to ensure that no unauthorized individuals tamper with the ore for assay. To that effect we have hired Burkhardt Mining to gather samples being used for assay. The samples are sent to, or dropped off at, a certified assay lab by the person that removed the sample from the property. The assays are prepared and the data is sent via email with a hard copy follow-up (in most cases) to the independent geologist and/or mining engineer with copies to us. At no time does the sample leave the professional handling the sampling of the ore. When we are ready to proceed with assay work we plan on utilizing the services of Jacobs Assay Office in Tucson, Arizona, BSI Spectorate, and IPL Laboratories, to conduct our assay work. The assay work is what determines what minerals, if any, are contained in the rock samples.

Our Growth Strategy

Our objective is to successfully locate properties with mineral deposits, acquire the necessary rights to explore those properties, and then sell those minerals on the open market.

We intend to grow in two ways. First, we intend to continue exploring the existing properties where we have mineral rights to hopefully locate mineral reserves that we can excavate and sell on the open market. Second, we intend to be active in locating and acquiring mineral rights at properties that we explore and that we believe will have a high probability of having mineral reserves. As noted above, we are currently in the various stages of exploring the locations where we have mineral rights. Currently, in addition to our existing properties, we are targeting the Southwestern United States in our search for additional mineral rights that we may be interested in purchasing.

New Product Development

As a company in the mining industry we are not involved in any new product development.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to explore our mineral properties.

Sources and Availability of Raw Materials

As a company in the mining industry we do not utilize raw materials in our business.

Dependence on Major Customers

We have not mined any minerals from our properties and, therefore, do not depend on any major customers.

Patents, Trademarks and Licenses

We do not have any trademarks, patents, or other intellectual property.

Need for Government Approval

As an exploration stage company in the mining industry, we must obtain government approval for the following. We are granted right to mine by the Mining Act of 1872, which allow us to go on land and explore, develop and extract minerals from the land. This is done through a permitting process. On federal land, we have permits from the Department of the Interior, Bureau of Land Management. We will have to obtain additional permits to drill and extract any minerals from the land. On the state side we are governed by the Arizona State Mining Department, which also a permitting process for state-owned land. The permitting processes at both the federal and state level can take years to complete.

Having a currently permitted mill site we are approved to extract our silver lode from the Cerro Colorado mine. Before doing this we must obtain a Notice of Intent (NOI) to extract these minerals.

In addition we need to complete environment and archeological studies on all properties where we disturb the surface of the land. We must also meet all ADEQ laws and regulations.

Normally, mining companies must obtain government-approved water well in order to begin any mining operations. However, our water well is “grandfathered” in, which will allow us to begin operating our millsite.

Effect of Government Regulation on Business

As a company in the mining industry government regulations, primarily environmental regulations, affect our business and the processes and methodologies we utilize in all facets of our business, beginning with government permitting prior to any activities taking place at the mines, all they way through extraction of any minerals found at the mines.

As such,, we will operate strictly in accordance with Mine Safety and Health Administration (MSHA), Occupational Safety and Health Administration (OSHA), Arizona State Mine Inspector and Arizona Department of Environmental Quality (ADEQ) regulations. Compliance with these government regulations is expected to cost us approximately $75,000 per year. Once we are in the test productions phase, we anticipate our bonds will increase to over $250,000 to $300,000 per year. Currently, we are undertaking the following to help keep us in compliance with various government regulations.

We will install heavier gauge geomembranes in the heap leach pad and ponds than required by ADEQ together with a compacted clay liner underneath the geomembranes in order to further decrease the potential for cyanide solution leakage into the ground.

We will erect chain link fence topped with barbed wire to surround the heap leach pad, the pregnant solution pond and the overflow pond. Each of these fences will be lined at the bottom with 2 inch mesh chicken wire from ground level to two feet high to keep out small animals and snakes. To avoid birds landing in the two ponds, the ponds will be protected by one inch netting that is stretched from the top of the fences and supported by cables.

All employees will be required to take mine safety training and cyanide safe handling training. Employees will be equipped with safety equipment including hard hats, gloves, ear plugs, respirators and protective clothing suitable for their particular jobs. Emergency showers and emergency eye washes will be provided.

The heap leach pad and ponds, and all the buildings, will be lighted with bright lights on 25 foot poles for safety and security. We will provide several gasoline and diesel engine generators to keep the processing going 24 hours a day in case of power failure.

Mill Site Buildings

Existing buildings include the precipitation house, spare parts and hardware storage building and a laboratory. There are four small mobile homes used for on-site housing. During the expansion of mining activities, the heap leach pad and ponds will be constructed, as will a shower/locker room/restroom building and a 120' by 40' maintenance and storage building. The precipitation house will be upgraded with higher capacity processing equipment.

Heap Leach Pad and Ponds

The heap leach facility is a hydrometallurgical silver leaching operation that will process ore-bearing waste rock from active and inactive mines throughout the Cerro Colorado Mining District as well as open pit mined ore-bearing rock. The heap leach facility will consist of a lined heap leach pad (initially one acre in size); a double-lined, pregnant (metal-bearing) solution pond (25 feet by 25 feet); a non-storm water, single-lined overflow pond (60 feet by 145 feet); process pipelines, pumps and holding tanks; and storm water berms and diversion trenches.

Ore Crushing, Screening and Agglomeration

Crushed ore will be deposited on the lined heap leach pad. The pad has been designed to accommodate 55,000 tons of ore for processing. Ore-bearing rock will be crushed and conveyed to a vibrator screen. Ore that is +1/2" to 3/4" will be transferred directly to the ore heap via conveyor belt. Ore that is less than 1/2" will move to a cement agglomeration unit and, after agglomeration, be transported via conveyor belt to the ore heap. The ore will be stacked on the leach pad in 5 foot lifts to a height of 55 feet.

The maximum height of the ore heap will be 55 feet; however, after it is at that height, tests will be conducted, and an engineering opinion obtained, in the interest of adding another 10,000 to 20,000 tons to the original pad. If compression test and slope stability check out, the angle of repose may be amended to accommodate the additional ore. This is a cost saving measure and offers the added benefit of leaching small amounts of gold and silver that will result from the additional leaching time for the earlier lifts. Each 5,000 ton lift is projected to yield 10 oz Ag per ton and 0.03 oz Au per ton based on a 75% recovery rate. Pilot testing without fine crushing has yielded 72-77% recovery. With agglomeration, the actual recovery rate should be in the 77%-82% range.

While the one acre heap leach pad is being constructed, we will begin preparing an application for the ADEQ to permit expansion of the pad to 4.9 acres. When the additional 3.9 acre pad is available, it will be loaded and heap leached as two sections. Each section will take one month to load and will be leached for two months. Lifts for each section will be 10 feet high and cover nearly twice the area of the one acre pad resulting in approximately 3.75 times as much production as the original one acre pad. The larger pad will permit the height to be increased to at least 100 feet, perhaps as high as 150 feet depending on test results. Indications are that ore obtained from open pit mining and stacked on the larger leach pad will yield an average of 17 oz Ag per ton and 0.03 oz Au per ton.

Heap Leach Process

Each lift of ore on the one acre pad will be leached for approximately 21 days with a dilute solution of sodium cyanide. The solution will be dripped onto the ore from a grid of PVC pipes. The resulting pregnant solution will be collected by another grid of perforated piping which overlies the geomembrane pad liner. The piping network will transport the pregnant solution from the leach pad to the pregnant solution pond.

Extraction Process and Cyanide Recirculation

The pregnant solution from the pond is pumped to the precipitation house where a Merrill-Crowe zinc extraction plant will be used to extract the silver. Barren solution from the extraction plant will flow by gravity to a 500 gallon tank where it is pumped to a 1,000 gallon makeup tank for the addition of cyanide. The solution is then re-circulated to the heap leach pad. The solution will be continuously monitored and concentration and pH carefully adjusted for maximum leaching action.

Research and Development

As a company in the mining industry we are not involved in any research and development.

Effects of Compliance with Environmental Laws

As a company in the mining industry we are subject to numerous environmental laws and regulations. We strive to comply with all applicable environmental, health and safety laws and regulations are currently taking the steps indicated above. We believe that our operations are in compliance with all applicable laws and regulations on environmental matters. These laws and regulations, on federal, state and local levels, are evolving and frequently modified and we cannot predict accurately the effect, if any, they will have on its business in the future. In many instances, the regulations have not been finalized, or are frequently being modified. Even where regulations have been adopted, they are subject to varying and contradicting interpretations and implementation. In some cases, compliance can only be achieved by capital expenditure and we cannot accurately predict what capital expenditures, if any, may be required.

Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. As a handler and generator of hazardous materials, we are subject to financial exposure with regard to intentional or unintentional violations. Any present or future noncompliance with environmental laws or future discovery of contamination could have a material adverse effect on our results of operations or financial condition.

Employees

As of June 30, 2008, we, with our subsidiaries, employ a total of 4 full-time employees, all at the executive level.

We are not aware of any problems in our relationships with our employees and pride ourselves that a majority of our employees have worked with us (including our subsidiaries) for several years. Our employees are not represented by a collective bargaining organization and we have never experienced any work stoppage.

ORGANIZATION WITHIN LAST FIVE YEARS

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the company became United Mines, Inc.

DESCRIPTION OF PROPERTY

Our executive offices are located in Tucson, Arizona, at 3400 E. Speedway Suite 118-300, Tucson, AZ 85716, Tel: 520-742-3111. We rent our executive offices from GEM Management Group, LLC, an entity controlled by Nicole M. Breen, our Secretary and Treasurer and one of our directors. Our offices are approximately 1,000 square feet. We are in the middle of a three year lease, which expires in May 2009 and our rent is $1,500 per month, which includes all utilities.

As noted above, we own mineral rights on various mining properties, the size and locations of which are listed in detail above.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

FINANCIAL STATEMENTS

Index to Financial Statements

Index to Financial Statements	F-1

Independent Auditors’ Report	F-4
Balance Sheet of United Mines, Inc. as of December 31, 2007 and 2006	F-5
Statements of Operations of United Mines, Inc., for the Years Ended December 31, 2007 and 2006, and for the period from August 20, 1999 (inception) through December 31, 2007	F-6
Statements of Changes in Stockholders’ Equity (Deficit) of United Mines, Inc., for the Years Ended December 31, 2007 and 2006, and for the period from August 20, 1999 (inception) through December 31, 2007
F-7
Statements of Cash Flows of United Mines, Inc., for the Years Ended December 31, 2007 and 2006, and for the period from August 20, 1999 (inception) through December 31, 2007	F-8
Notes to Financial Statements

Balance Sheet of United Mines, Inc. as of September 30, 2008 (Unaudited)	F-21
Statement of Operations of United Mines, Inc. for the Three and Nine Months Ended September 30, 2008 and 2007 (Unaudited)	F-22
Statement of Changes in Stockholders’ Equity and Comprehensive Income of United Mines, Inc. as of September 30, 2008 (Unaudited)
Statements of Cash Flows of United Mines, Inc. for the Three and Nine Months Ended September 30, 2008 and 2007 (Unaudited)	F-23
Notes to Financial Statements	F-24

UNITED MINES, INC.
an Exploration Stage Company

Audited Financial Statements

For the years ended December 31, 2007 and 2006
And for the period from August 20, 1999 (Inception)
  through December 31, 2007

With Report of Independent Registered
  Public Accounting Firm

United Mines, Inc., an Exploration Stage Company

Report of Independent Registered Public Accounting Firm	F-4

Audited Financial Statements
for the Years Ended December 31, 2007 and 2006,
and for the period from August 20, 1999 (Inception)
through December 31, 2007:

Balance Sheets	F-5

Statements of Operations	F-6

Statement of Changes in Stockholders’ Equity	F-7

Statements of Cash Flows	F-8

Notes to Financial Statements	F-9

S.E.Clark & Company, P.C.

Registered Firm:  Public Company Accounting Oversight Board

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
United Mines, Inc.
Tucson, Arizona

We have audited the accompanying balance sheets of United Mines, Inc., an Exploration Stage Company, (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board, generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of United Mines, Inc., an Exploration Stage Company, as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the accumulation of losses and shortage of capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ S.E.Clark & Company, P.C.

Tucson, Arizona
March 31, 2008

744 N. Country Club Road, Tucson, AZ 85716  (520) 323-7774, Fax (520) 323-8174, seclarkcpa@aol.com

UNITED MINES, INC.
(A Exploration Stage Company)
BALANCE SHEET

	December 31
	2007	2006
ASSETS:

CURRENT ASSETS
Cash	$52,089	$2,429
Prepaid expense	35,550	1,275
Total current assets	87,639	3,704

PROPERTY AND EQUIPMENT, net	3,844	4,571

OTHER ASSETS
Other assets - mining claims, net	100,500	100,500
Advances to affiliates	-	2,780
Deposit	11,000	11,000
TOTAL ASSETS	$202,983	$122,555

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Notes payable, net of conversion option	$26,250	$-
Accounts payable	2,131	2,577
Accrued expenses and other liabilities	-	1,120
Advances from affiliates	13,640	-
Total current liabilities	42,021	3,697

Total liabilities	42,021	3,697

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 100,000,000 shares authorized;
9,999,164 and 8,743,007 issued and outstanding as of
December 31, 2007 and 2006 respectively	9,999	8,743
Stock subscription	-	(20,000)
Additional paid-in capital	3,490,149	2,801,607
Accumulated deficit during this exploration stage	(3,339,186)	(2,671,492)
Total stockholders' equity	160,962	118,858

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$202,983	$122,555

The accompanying notes are an integral part of these financial statements.

UNITED MINES, INC.
(A Exploration Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD FROM AUGUST 20, 1999 (INCEPTION) THROUGH DECEMBER 31, 2007

			For the Period
			from August 20, 1999
			(inception) through
	2007	2006	December 31, 2007

REVENUES:
Revenues	$-	$-	$-

OPERATING EXPENSES:
General and administrative expenses	642,395	441,640	3,297,035
Sales and marketing expenses	24,072	16,640	40,712
Depreciation and amortization	1,227	212	1,439
Total operating expenses	667,694	458,492	3,339,186
OPERATING LOSS	(667,694)	(458,492)	(3,339,186)

NET LOSS	$(667,694)	$(458,492)	$(3,339,186)

NET INCOME PER SHARE:

Basic and diluted:	$(0.07)	$(0.05)

Weighted average of number of shares outstanding	9,309,164	8,726,007

The accompanying notes are an integral part of these financial statements.

UNITED MINES, INC.
(A Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD FROM AUGUST 20, 1999 (INCEPTION) THROUGH DECEMBER 31, 2007

				Additional
	Common Stock		Stock	Paid-in	Accumulated
	Shares	Amount	Subscription	Capital	Deficit	Total

AUGUST 20, 1999	-	$-	$-	$-	$-	$-

Common stock issued for services	4,426,000	$4,426	-	2,208,574		2,213,000

Stock issued for 23 mining claims and mining reports	3,600,000	3,600		96,400		100,000

Net loss	-	-	-	-	(2,213,000)	(2,213,000)

DECEMBER 31, 2005	$8,026,000	$8,026	$-	$2,304,974	$(2,213,000)	$100,000

Common stock issued for services and expenses	417,007	417		346,933	-	347,350

Common stock issued for cash	300,000	300	(20,000)	149,700	-	130,000

Net loss	-	-	-	-	(458,492)	(458,492)

DECEMBER 31, 2006	$8,743,007	$8,743	$(20,000)	$2,801,607	$(2,671,492)	$118,858

Common stock issued for services and expenses	1,079,157	1,079		573,969	-	575,049

Common stock issued for cash	177,000	177		105,823	-	106,000

Cash received from stock subscription			20,000			20,000

Conversion feature of note payable				8,750		8,750

Net loss	-	-	-	-	(667,694)	(667,694)

DECEMBER 31, 2007	9,999,164	9,999	$-	$3,490,149	$(3,339,186)	$160,962

The accompanying notes are an integral part of these financial statements.

UNITED MINES, INC
(A Exploration Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD FROM AUGUST 20, 1999 (INCEPTION) THROUGH DECEMBER 31, 2007

			For the Period
			from August 20, 1999
			(inception) to
	2007	2006	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(667,694)	$(458,492)	$(3,339,186)
Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation and amortization	1,227	212	1,439
Common stock issued for compensation	575,049	347,350	3,135,399
Changes in assets and liabilities:
Prepaid expenses	725	(1,275)	(550)
Accounts payable	(446)	2,577	2,131
Accrued liabilities	(1,120)	1,120	-
Net cash used in operating activities	(92,259)	(108,508)	(200,767)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(501)	(5,283)	(5,784)
Deposits		(11,000)	(11,000)
Net cash used in investing activities	(501)	(16,283)	(16,784)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	106,000	130,000	236,000
Proceeds from stock subscription	20,000		20,000
Advances to affiliates	2,780	(2,780)	-
Advances from affiliates	13,640	-	13,640
Net cash provided by financing activities	142,420	127,220	269,640
			-
INCREASE IN CASH	49,660	2,429	52,089
CASH, BEGINNING OF YEAR	2,429	-	-
CASH, END OF YEAR	$52,089	$2,429	$52,089

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

NOTE 1 - DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the State of Arizona on August 20, 1999 ("Inception date") as Plae, Inc. to engage in the exploration of gold and silver mining properties The Company has a calendar year end for reporting purposes. The Company is in the process of acquiring mineral properties or claims located in the State of Arizona, USA. The recoverability of amounts from the properties or claims will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying properties and/or claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property and/or claim agreements and to complete the development of the properties and/or claims, and upon future profitable production or proceeds for the sale thereof. The name was changed on February 18, 2005 to King Mines, Inc. and then subsequently changed to its current name on March 30, 2005. No shares were issued until the Company became United Mines, Inc. The Company's corporate office is located at 11924 N Centaurus PI, Oro Valley, AZ 85737.

NOTE 2 - GOING CONCERN ISSUES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern.  However, the Company has year end losses from operations and had minimal revenues from operations in 2007 and 2006.  During the year ended December 31, 2007 the Company accumulated a net loss of $3,339,186.  Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders.

These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  In this regard, Management is planning to raise any necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  Significant accounting policies are as follows:

Basis of Presentation

The Company has produced minimal revenue from its principal business and is a exploration stage company as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Exploration State Enterprises”.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period.  Management evaluates these estimates and assumptions on a regular basis.  Actual results could differ from those estimates.

Exploration Stage Enterprise

The Company's financial statements are prepared pursuant to the provisions of SFAS No. 7, “Accounting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mining interests that will eventually provide sufficient net profits to sustain the Company’s existence. Until such interests are engaged in major commercial production, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the development stage.  Mining companies subject to SFAS No. 7 are required to label their financial statements as an “Exploratory Stage Company,” pursuant to guidance provided by SEC Guide 7 for Mining Companies.

Revenue Recognition

As the Company is continuing exploration of its mineral properties, no significant revenues have been earned to date. The Company recognizes revenues at the time of delivery of the product to the customers

Revenue includes sales value received for our principle product, silver, and associated by-product revenues from the sale of by-product metals consisting primarily of gold and copper. Revenue is recognized when title to silver and gold passes to the buyer and when collectibility is reasonably assured. The passing of title to the customer is based on terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets for example, the London Bullion Market, an active and freely traded commodity market, for both gold and silver, in an identical form to the product sold.

Pursuant to guidance in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition for Financial Statements", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2007, cash and cash equivalents include cash on hand and cash in the bank.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

Mine Exploration and Development Costs

All exploration costs are expensed as incurred. Mine development costs are capitalized after proven and probable reserves have been identified.  Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable mineral ounces.

Mineral Properties

Significant payments related to the acquisition of mineral properties, mineral rights, and mineral leases are capitalized.  If a commercially mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no commercially mineable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Property Evaluations

Management of the Company will periodically review the net carrying value of its properties on a property-by-property basis. These reviews will consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset.  Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Although management will make its best estimate of the factors that affect net realizable value based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

Reclamation and Remediation Costs (Asset Retirement Obligations)

The Company had no operating properties at December 31, 2007, but the Company’s mineral properties will be subject to standards for mine reclamation that are established by various governmental agencies. For these non-operating properties, the Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations.

It is reasonably possible that due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the associated long-lived assets and depreciated over the lives of the assets on a units-of-production basis.  Reclamation costs are accreted over the life of the related assets and are adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate on the underlying obligation.

Mineral Property Rights

All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized.

The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of December 31, 2007, management has determined that no impairment loss is required.

At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

Asset Retirement Obligations

The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mineral and mining properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The Company has posted reclamation bonds with the State of Arizona Reclamation Bond Pool for its properties as required by the United States Bureau of Land Management, to secure potential clean-up and land restoration costs if the projects were to be abandoned or closed. The Company has recorded the cost of these bonds as an asset in the accompanying balance sheets.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated an impairment of long lived assets.

Income Taxes

Deferred income taxes are provided based on the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Oro Valley, Arizona.  The Federal Depository Insurance Corporation (FDIC) insures accounts at each institution up to $100,000.

Share-Based Compensation

The Company applies SFAS No. 123 “Share-Based Payments” (“SFAS No. 123(R)”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs.  The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted net loss per share for the Company is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable approximate fair value.

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or will be required to adopt in the future are summarized below.

On December 21, 2007 the SEC staff issued Staff Accounting Bulletin No. 110 (SAB 110), which, effective January 1, 2008, amends and replaces SAB 107, Share-Based Payment. SAB 110 expresses the views of the SEC staff regarding the use of a "simplified" method in developing an estimate of expected term of "plain vanilla" share options in accordance with FASB Statement No. 123(R), Share-Based Payment. Under the "simplified" method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the "simplified" method, which was first described in Staff Accounting Bulletin No. 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the "simplified"method for "plain vanilla" awards in certain situations. The SEC staff does not expect the "simplified" method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available. The Company is currently evaluating the potential impact that the adoption of SAB 110 could have on its financial statements.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations”. This Statement replaces SFAS 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, Goodwill and Other Intangible Assets, to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact that the adoption of SFAS 141(R) could have on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that anoncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value with the changes in fair value recognized in earnings at each subsequent reporting date. SFAS 159 provides an opportunity to mitigate potential volatility in earnings caused by measuring related assets and liabilities differently, and it may reduce the need for applying complex hedge accounting provisions. If elected, SFAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that this statement may have on the Company results of operations and financial position, and has yet to make a decision on the elective adoption of SFAS 159.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its results of operations and financial condition.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2008. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its results of operations and financial condition and is not currently in a position to determine such effects, if any.

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06−3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06−3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06−3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. EITF 06−3 is required to be adopted during the first quarter of fiscal year 2008. The Company is a exploration stage and taxes are currently not material to the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability is initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent reporting periods. SFAS 156 is effective beginning Fiscal year 2008. The Company does not expect the adoption of SFAS 156 to have a material effect on its results of operations and financial condition.

On January 1, 2006 the Company adopted Emerging Issues Task Force Issue No.04-06 ("EITF 0406"), "Accounting for Stripping Costs Incurred during Production in the Mining Industry."EITF 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. As a result, capitalization of post-production stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance requires application through recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption, with no charge to current earnings for prior periods.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

NOTE 4 - PROPERTY AND EQUIPMENT

The Company has fixed assets as of December 31, 2007 and 2006 as follows:

	December 31,
	2007	2006

Equipment	$5,283	$4,783
Accumulated depreciation	(1,439)	(212)

Total	$3,844	$4,571

NOTE 5 – PURCHASE OF MINING RIGHTS

On October 1, 2005 the Company purchased 23 mining claims and related assets from two then unrelated third parties in exchange for 3,600,000 common shares.  Since the sellers did not obtain majority ownership of the Company in the transaction it was accounted for as a purchase rather than a reverse merger.

According to the SEC SAB Topic 5G, “transfers of nonmonetary assets to a company by its promoters or shareholders in exchange for stock prior to the company’s initial public offering normally should be recorded at the transferor’s historic cost basis determined under GAAP.”  Since the sellers were unable to determine and document their historic cost as determined under GAAP, management elected to record the purchase at an investment of $100,000, the estimated scrap value of the equipment.

Additionally, according to the SEC, Issues in Extractive Industries No. 1. “Recoverability of capitalized costs is likely to be insupportable under FASB 121 prior to determining the existence of a commercially minable deposit, as contemplated by Industry Guide 7 for a mining company in the exploration stage.  As a result, the staff would generally challenge capitalization of exploration costs, and believes that those costs should be expensed as incurred during the exploration state under US GAAP.”

NOTE 6 – NOTES PAYABLE

On December 7, 2007 the Company issued a 10% note payable to the Lebrecht Group, PC for services to be rendered related to the registration of certain securities of the Company.  The note and accrued interest are due December 7, 2008 and at the option of the holder are payable in full on the maturity date or in 12 monthly payments beginning on the maturity date.  The note and accrued interest are convertible to common shares at any time at the option of the holder at 75% of the average closing bid price on the five trading days immediately preceding the conversion.  Management estimates that 20,000 shares may be issued if this conversion feature is exercised.

In accordance with generally accepted accounting principles, the 25% discount to market related to the conversion feature has been reported as a component of additional paid in capital.  Additionally, since this represents a prepayment for services related to a future public offering, management has elected to offset the cost to future capital raised as a result of the offering, if any.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

NOTE 7 – SHARE CAPITAL

On August 20, 1999 the Company was incorporated with 1,000,000 authorized shares.  Its articles of incorporation were amended in 2006 to authorize 100,000,000 shares of common stock, at $.001 par value. 9,999,164 and 8,743,007 are issued and outstanding as of December 31, 2007 and 2006, respectively.

Shares issued for cash

During the year ended December 31, 2007, the Company issued 177,000 shares of its common stock for $106,000. The shares were issued to related and third parties in a private placement of the Company’s common stock.  The shares were sold throughout the year ended December 31, 2007, at an average price of $.60 per share.

During the year ended December 31, 2006, the Company issued 300,000 shares of its common stock for $150,000.  The shares were issued to third parties in a private placement of the Company’s common stock.  The shares were sold throughout the year ended December 31, 2006, at $.50 per share.   $130,000 was received on the subscribed shares resulting in a subscription receivable of $20,000 at December 31, 2006 which was subsequently received in 2007.

Shares issued in nonmonetary transactions

During the year ended December 31, 2007, the Company issued shares of its common stock as consideration to consultants for the fair value of the services rendered.  The value of those shares was determined based on the trading value of the stock at the dates on which the agreements were entered into.   During the year ended December 31, 2007, the Company granted to consultants, 1,079,157 shares of common stock valued in the aggregate at $575,049 with a strike price averaging approximately $.50 per share.

During the year ended December 31, 2006, the Company issued shares of its common stock as consideration to consultants for the fair value of the services rendered.  The value of those shares was determined based on the trading value of the stock at the dates on which the agreements were into for the services and the value of services rendered.   During the year ended December 31, 2006, the Company granted to consultants, 417,007 shares of common stock valued in the aggregate at $347,350 with a strike price averaging approximately $.50 per share.

During the year ended December 31, 2005, the Company issued 3,600,000 shares of its common stock as consideration for the purchase of 23 mining claims, geological reports, and other related assets. The value of those shares is determined based on the trading value of the stock at the dates on which the agreements were entered into for the purchase of these intangible assets.  The Company recorded that purchase as an intangible asset at a value of $100,000 (see Note 5).

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

NOTE 8 - INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2007 and 2006 consist of the following:

	December 31,
	2007		2006
Current:
Federal	$		$
State

Deferred:
Federal		$227,016		$155,887
State		59,425		40,806
		286,441		196,693

Benefit from the operating loss carryforward		(286,441)		(196,693)

(Benefit) provision for income taxes, net		$-		$-

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	December 31,
	2007	2006

Statutory federal income tax rate	34.0%	34.0%
State income taxes and other	8.9%	8.9%

Effective tax rate	42.9%	42.9%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	December 31,
	2007	2006

Net operating loss carryforward	286,441	196,693
Valuation allowance	(286,441)	(196,693)
Deferred income tax asset	$-	$-

The Company has a net operating loss carryforward of approximately $3,339,000 available to offset future taxable income through 2028.  The related deferred tax asset that has been offset by a valuation allowance is approximately $1,432,500.

UNITED MINES, INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR PERIOD FROM AUGUST 20, 1999 (INCEPTION) TO DECEMBER 31, 2007

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company has entered into various consulting agreements with outside consultants.  The Company has a one year consulting agreement with Robert Metz to be a Board of Director of the Company and Chief Geology Officer to review and provide geological surveys for the Company.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company is managed by its key shareholders who are also officers and directors of the Company.  The balance of notes payable to our key shareholders for cash advanced to the Company is $13,640 at December 31, 2007.

An entity affiliated with two of the shareholders provides office space and other support on a month to month basis.  The entity has been reimbursed with both stock and cash.

Transactions with the Company officers and directors constitute a substantial portion of the reported transactions.  Since the Company has limited cash resources, the majority of those transactions involved the issuance of common stock of the Company.  Stock was issued for services, the acquisition of assets, and for reimbursement of expenses.

Stock issued to officers and directors for services totaled 549,000 shares ($274,500) in 2007, 310,000 shares ($155,000) in 2006, and 4,959,000 shares ($1,764,000) cumulatively. Stock issued to officers and directors for assets totaled 3,600,000 shares ($100,000) in 2005 and cumulatively. Stock issued to an affiliated entity of two officers and directors for expenses totaled 152,057 shares ($58,529) in 2007, 56,507 shares ($28,253) in 2006, and 208,564 shares ($86,782) cumulatively.

Additionally, $8,370 cash was paid to an officer and director for consulting services in 2007.  The Company also paid cash to an affiliated entity of two officers and directors for expenses of $10,000 in 2007 and $9,000 in 2006.

NOTE 11 – SUBSEQUENT EVENTS

The Company received additional funding through a private placement memorandum and has issued 80,000 common shares for $40,000 in cash and 5,000 common shares at $5,000 in cash.  The Company also issued 150,000 common shares to its Chief Executive Officer for past compensation.  The shares were issued at $.50 per shares and expensed in the fiscal 2008 financial statements.
*  *  *  *  *  *  *  *  *

UNITED MINES, INC.
(A Exploration Stage Company)
CONDENSED BALANCE SHEET

	(Unaudited)	(Audited)

	September 30, 2008	December 31, 2007
ASSETS:
CURRENT ASSETS
Cash	$370	$52,089
Prepaid expense	35,550	35,550
Total current assets	35,920	87,639

PROPERTY AND EQUIPMENT, net	3,492	3,844

Other assets - mining claims	100,500	100,500
Deposit	11,000	11,000
TOTAL ASSETS	$150,912	$202,983

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Notes payable	$32,812	$26,250
Accounts payable	756	2,131
Accrued expenses and other liabilities	4,246	-
Due to affiliates	3,000	13,640
Total current liabilities	40,814	42,021

Total liabilities	40,814	42,021

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 100,000,000 shares authorized; 10,642,897 and 9,999,164 issued and outstanding as of September 30, 2008 and December 31, 2007 respectively	10,643	9,999
Additional paid-in capital	3,814,535	3,490,149
Accumulated deficit during this exploration stage	(3,715,079)	(3,339,186)
Total stockholders' equity	110,098	160,962

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,912	$202,983

The accompanying notes are an integral part of these condensed financial statements.

UNITED MINES, INC.
(A Exploration Stage Company)
CONDENSED STATEMENT OF OPERATIONS (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR THE PERIOD FROM AUGUST 20, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 2008

					For the Period
					from August 20, 1999
	Three Months Ended		Nine Months Ended		(inception) through
	2008	2007	2008	2007	September 30, 2008

REVENUES:
Revenues	$-	$-	$-	$-	$-

OPERATING EXPENSES:
General and administrative expenses	39,337	247,638	356,804	499,917	3,653,839
Sales and marketing expenses	889	1,323	9,286	1,323	49,998
Interest expense	3,062	-	9,187	-	9,187
Depreciation and amortization	88	-	616	-	2,055
Total operating expenses	43,376	248,961	375,893	501,240	3,715,079
OPERATING LOSS	(43,376)	(248,961)	(375,893)	(501,240)	(3,715,079)

NET LOSS	$(43,376)	$(248,961)	$(375,893)	$(501,240)	$(3,715,079)

NET LOSS PER SHARE:

Basic and diluted:	$(0.00)	$(0.03)	$(0.04)	$(0.05)

Weighted average of number of shares outstanding	10,614,147	9,511,164	10,401,102	9,226,868

The accompanying notes are an integral part of these condensed financial statements.

UNITED MINES, INC
( A Exploration Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR THE PERIOD FROM AUGUST 20, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 2008

			For the Period
			from August 20, 1999
			(inception) to
	2008	2007	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(375,893)	$(501,240)	$(3,715,079)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	616	-	2,055
Common stock issued for compensation	226,715	423,479	3,362,114
Amortization of conversion option	6,562		6,562
Changes in assets and liabilities:
Prepaid expenses	-	-	(550)
Accounts payable	(1,375)	(446)	756
Accrued liabilities	4,246	-	4,246
Net cash used in operating activities	(139,129)	(78,207)	(339,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	-	(5,784)
Deposits	-	-	(11,000)
Net cash used in investing activities	-	-	(16,784)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from advances from affiliates	3,000	-	16,640
Repayment of advances to affiliates	(13,640)	-	(13,640)
Proceeds from the issuance of common stock	98,050	76,000	354,050
Net cash provided by financing activities	87,410	76,000	357,050
			-
DECREASE IN CASH	(51,719)	(2,207)	370
CASH, BEGINNING OF YEAR	52,089	3,408	-
CASH, END OF PERIOD	$370	$1,200	$370

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$-	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

NOTE 1 - DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the State of Arizona on August 20, 1999 ("Inception date") as Plae, Inc. to engage in the exploration of gold and silver mining properties The Company has a calendar year end for reporting purposes. The Company is in the process of acquiring mineral properties or claims located in the State of Arizona, USA. The recoverability of amounts from the properties or claims will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying properties and/or claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property and/or claim agreements and to complete the development of the properties and/or claims, and upon future profitable production or proceeds for the sale thereof. The name was changed on February 18, 2005 to King Mines, Inc. and then subsequently changed to its current name on March 30, 2005. No shares were issued until the Company became United Mines, Inc. The Company's corporate office is located at 11924 N Centaurus PI, Oro Valley, AZ 85737.

NOTE 2 - GOING CONCERN ISSUES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern.  However, the Company has year end losses from operations and had no revenues from operations in 2007 and 2006.  During the cumulative period through September 30, 2008 the Company accumulated a net loss of $3,715,079.  Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders.

These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  In this regard, Management is planning to raise any necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

The Company's ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  Significant accounting policies are as follows:

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Basis of Presentation

The Company has produced minimal revenue from its principal business and is a exploration stage company as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Exploration State Enterprises”.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period.  Management evaluates these estimates and assumptions on a regular basis.  Actual results could differ from those estimates.

Exploration Stage Enterprise

The Company's financial statements are prepared pursuant to the provisions of SFAS No. 7, “Accounting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mining interests that will eventually provide sufficient net profits to sustain the Company’s existence. Until such interests are engaged in major commercial production, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the development stage.  Mining companies subject to SFAS No. 7 are required to label their financial statements as an “Exploratory Stage Company,” pursuant to guidance provided by SEC Guide 7 for Mining Companies.

Revenue Recognition

As the Company is continuing exploration of its mineral properties, no significant revenues have been earned to date. The Company recognizes revenues at the time of delivery of the product to the customers

Revenue includes sales value received for our principle product, silver, and associated by-product revenues from the sale of by-product metals consisting primarily of gold and copper. Revenue is recognized when title to silver and gold passes to the buyer and when collectibility is reasonably assured. The passing of title to the customer is based on terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets for example, the London Bullion Market, an active and freely traded commodity market, for both gold and silver, in an identical form to the product sold.

Pursuant to guidance in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition for Financial Statements", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2007 and through September 30, 2008 cash and cash equivalents include cash on hand and cash in the bank.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

Mine Exploration and Development Costs

All exploration costs are expensed as incurred. Mine development costs are capitalized after proven and probable reserves have been identified.  Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable mineral ounces.

Mineral Properties

Significant payments related to the acquisition of mineral properties, mineral rights, and mineral leases are capitalized.  If a commercially mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no commercially mineable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Property Evaluations

Management of the Company will periodically review the net carrying value of its properties on a property-by-property basis. These reviews will consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset.  Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Although management will make its best estimate of the factors that affect net realizable value based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

Reclamation and Remediation Costs (Asset Retirement Obligations)

The Company had no operating properties at December 31, 2007 and through September 30, 2008, but the Company’s mineral properties will be subject to standards for mine reclamation that are established by various governmental agencies. For these non-operating properties, the Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations.

It is reasonably possible that due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the associated long-lived assets and depreciated over the lives of the assets on a units-of-production basis.  Reclamation costs are accreted over the life of the related assets and are adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate on the underlying obligation.

Mineral property rights

All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized.
The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of December 31, 2007, management has determined that no impairment loss is required.

At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Asset retirement obligations

The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mineral and mining properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The Company has posted reclamation bonds with the State of Arizona Reclamation Bond Pool for its properties as required by the United States Bureau of Land Management, to secure potential clean-up and land restoration costs if the projects were to be abandoned or closed. The Company has recorded the cost of these bonds as an asset in the accompanying balance sheets.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated an impairment of long lived assets.

Income Taxes

Deferred income taxes are provided based on the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Oro Valley, Arizona.  The Federal Depository Insurance Corporation (FDIC) insures accounts at each institution up to $250,000.

Share-Based Compensation

The Company applies SFAS No. 123 “Share-Based Payments” (“SFAS No. 123(R)”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award.  Compensation cost is recognized when the event occurs.  The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted net loss per share for the Company is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.  At September 30, 2008 the common stock equivalents consisted of no options and no common stock warrants.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable approximate fair value due to their most maturities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation for comparative purposes.

Recent Accounting Pronouncements

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity's Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5).  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion ( Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized.  The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations.  The FSP requires retrospective application to the terms of instruments as they existed for all periods presented.  The FSP is effective as of January 1, 2009 and early adoption is not permitted.  The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS No.162).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.  SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles".  The implementation of this standard will not have a material impact on the Company's consolidated financial position and results of operations.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”.  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles.    The Company is currently evaluating the potential impact of FSP FAS No. 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, (SFAS No.161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (SFAS 141(R)).  This Statement replaces the original SFAS No. 141.  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.
b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.
c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The Company does not expect the effect that its adoption of SFAS No. 141(R) will have on its consolidated results of operations and financial condition.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS No. 160).  This Statement amends the original Accounting Review Board (ARB) No. 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date.  The does not expect the effect that its adoption of SFAS No. 160 will have on its consolidated results of operations and financial condition.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of SFAS No. 115” (SFAS No. 159), which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 4 - PROPERTY AND EQUIPMENT

The Company has fixed assets as of September 30, 2008 and December 31, 2007 as follows:

	September 30, 2008	December 31, 2007

Equipment	$5,460	$5283
Accumulated depreciation	(1,968)	(1439)

Total	$3,492	$3,844

NOTE 5 – PURCHASE OF MINING RIGHTS

On October 1, 2005 the Company purchased 23 mining claims and related assets from the Burkhardts in exchange for 3,600,000 common shares.  Since the Burkhardts did not obtain majority ownership of the Company in the transaction it was accounted for as a purchase rather than a reverse merger.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

According to the SEC SAB Topic 5G, “transfers of nonmonetary assets to a company by its promoters or shareholders in exchange for stock prior to the company’s initial public offering normally should be recorded at the transferor’s historic cost basis determined under GAAP.”  Since the Burkhardts were unable to determine and document their historic cost as determined under GAAP, management elected to record the purchase as an investment of $100,000, the estimated scrap value of the equipment.

Additionally, according to the SEC, Issues in Extractive Industries No. 1. “Recoverability of capitalized costs is likely to be insupportable under FASB 121 prior to determining the existence of a commercially minable deposit, as contemplated by Industry Guide 7 for a mining company in the exploration stage.  As a result, the staff would generally challenge capitalization of exploration costs, and believes that those costs should be expensed as incurred during the exploration state under US GAAP.”

NOTE 6 – NOTES PAYABLE

On December 7, 2007 the Company issued a 10% note payable to the Lebrecht Group, PC for services to be rendered related to the registration of certain securities of the Company.  The note and accrued interest are due December 7, 2008 and at the option of the holder are payable in full on the maturity date or in 12 monthly payments beginning on the maturity date.  The note and accrued interest are convertible to common shares at any time at the option of the holder at 75% of the average closing bid price on the five trading days immediately preceding the conversion.  Management estimates that 20,000 shares may be issued if this conversion feature is exercised.

In accordance with generally accepted accounting principles, the 25% discount to market related to the conversion feature has been reported as a component of additional paid in capital.  Additionally, since this represents a prepayment for services related to a future public offering, management has elected to offset the cost to future capital raised as a result of the offering, if any.

NOTE 7 – SHARE CAPITAL

On August 20, 1999 the Company authorized 1,000,000 and amended is articles of incorporation in 2006 to 100,000,000 shares of common stock, at $.001 par value and 10,544,897 are issued and outstanding as of September 30, 2008.

During the period ended March 31, 2007, the Company issued 455,570 shares of its common stock as consideration to consultants for the fair value of the services rendered.  The value of those shares is determined based on the value of the stock at the dates on which the agreements were entered into for the services and the value of service rendered.  The value of these shares issued were expensed in the period incurred.

During the period ended March 31, 2008, the Company issued 391,433 shares of its common stock of those shares issued 74,200 were issued for cash of $ for $37,100 and 356,233 common shares were issued as consideration to consultants for the fair value of the services rendered.  The value of those shares is determined based on the value of the stock at the dates on which the agreements were entered into for the services and the value of service rendered.   During the period ended March 31, 2008, the Company cancelled 39,000 shares of common stock valued at value of the stock at the dates they were issued for services.  The value of these shares issued were expensed in the period incurred.

UNITED MINES, INC.
(A Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
AND FOR PERIOD FROM AUGUST 20, 19999 (INCEPTION) TO SEPTEMBER 30, 2008

During the three months ended June 30, 2008, the Company issued 61,600 were issued for cash of $30,800 and 175,400 common shares were issued as consideration to consultants for the fair value of the services rendered.  The value of those shares is determined based on the value of the stock at the dates on which the agreements were entered into for the services and the value of service rendered.

During September 30, 2008 the Company issued 23,500 common shares were issued for cash of $11,750.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company has entered into various consulting agreements with outside consultants.  The Company has a one year consulting agreement with Robert Metz to be a Board of Director of the Company and Chief Geology Officer to review and provide geological surveys for the Company.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company is managed by its key shareholder as of December 31, 2007 and the Company receives funding from time to time and the balance of the note payable from our key shareholders is $13,640.

In 2005, the Company issued 4,100,000 common shares to officers and directors of the company for a value of services rendered of $155,000.  Also in 2005, the Company issued 3,600,000 common shares for the purchase of the mining rights (see note 5, Purchase of Mining Rights) for a value of $100,000, the scrap value of the equipment purchased in the acquisition of the mining rights.

NOTE 10 – NET LOSS PER SHARE

The net loss per common share is calculated by dividing the consolidated loss by the weighted average number of shares outstanding during the periods.

NOTE 11 – SUBSEQUENT EVENTS

The Company is in the process of filing an S1 with the Securities and Exchange Commission.

*  *  *  *  *  *  *  *  *

SELECTED FINANCIAL DATA

United Mines, Inc.	For the Years Ended December 31,		For the period from August 20, 1999 (inception) through December 31, 2007

	2007	2006

Statement of Operations Data:

Total revenues	$-	-	-

Net income (loss)	(667,694)	(458,492)	(3,339,186)

Balance Sheet Data:

Current assets	$87,639	3,704
Total assets	202,983	122,555

Current liabilities	42,021	3,697
Total liabilities	42,021	3,697
Total stockholders’ equity (deficit)	160,962	118,858

Total dividends per common share	-0-	-0-

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis or Plan of Operations contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

We are a company involved in the exploration of natural minerals at several locations, which we own some or all of the minerals rights to explore. As discussed above, we own four primary properties. To date, we have conducted exploratory activities at several of these locations but have not located or excavated any minerals from the properties, other than samples, and have not derived any revenues from our current business operations and have never had any revenues.

Plan of Operation

As of the date of this Registration Statement, we have serious concerns as to whether we have, and will have, sufficient cash flow to continue to operate for the next twelve months if we are not successful in obtaining financing. We will apply any proceeds from gold or other mineral sales generated from our activities at the properties to help cover our exploration expenditures, but we anticipate that our projected expenditures will far exceed any proceeds from those sales over the next twelve months, which will require that we obtain substantial financing in order for us to pursue our current plan of operations. We are looking for both public and private sources of financing. There can be no assurance, however, that we can obtain sufficient capital on acceptable terms, if at all. If we do not achieve the necessary financing, then we will not be able to proceed with our planned exploration activities, which would materially adversely effect our financial condition, business prospects and results of operations.

For our exploration activities at the properties, we continue to evaluate the results from the drilling program and the surface sampling at the properties. We are determining the optimal method for determining if mineral reserves exist at the locations. At the same time, we are evaluating other minerals opportunities with a view to diversifying our activities through the acquisition of additional mineral rights and entering into other business ventures our Management believes will provide value to our shareholders. We are not currently in active negotiations with any third parties regarding additional mineral rights opportunities or expanding into other business ventures.

Change in Employees

We do not have any plans to change our number of employees in the foreseeable future. We plan to continue to utilize independent contractors for the exploration activities, located possible new mineral rights opportunities, and for some of our general business affairs.

Explanatory Paragraph in Our Independent Registered Public Accounting Firm Report

Our independent accountants have included an explanatory paragraph in their most recent report, stating that our audited financial statements for the years ending December 31, 2007 and 2006, were prepared assuming that we will continue as a going concern. They note that we have not yet generated significant revenues, that we have an accumulated working capital deficit, and that there are no assurances that we will be able to meet our financial obligations in the future.

Background

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the company became United Mines, Inc.

We are an exploration stage mineral exploration company and have been in the mining industry since May 2005, when we began doing business in the mining industry. An exploration stage company is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We currently own four groups of mining claims. These groups include one primary silver exploration & development mining project, seven gold exploration stage mining projects, three copper exploration stage projects, and one placer gold exploration stage project, all in Arizona, USA. To date we have no assurance that commercially viable mineral deposits exist on any of the properties we own or where we have mineral rights. Further exploration, at a significant cost to us, will be required before a final evaluation as to the economic and legal feasibility of the properties is determined. If this evaluation determines that some of the properties do have mineral deposits we will have to spend substantial funds for their drilling and engineering studies before we will know if we have a commercially viable mineral deposit (a reserve).

Year ended December 31, 2007 compared to year ended December 31, 2006

Introduction

Our business operations for the year ended 2007 versus 2006 are very similar, reflecting our status as a company that owns several mining properties, but is only in the exploration stage engaged in the search for mineral deposits or reserves, and we are not in either the development or production stage. While we had no revenues for the years ended December 31, 2007, and 2006, we incurred significant operating costs due to our acquisition of certain mining rights and therefore we continue to operate at a substantial loss.

Revenues, Expenses and Loss from Operations

We had no revenue for the years ended December 31, 2007 or December 31, 2006. Our general and administrative expenses, other expenses, and net loss for the years ended December 31, 2007 and 2006, and the period since our inception (August 20, 1999) through December 31, 2007, respectively, are as follows:

	December 31, 2007	December 31, 2006	Period from August 20, 1999 (inception) through December 31, 2007

Revenue	$-	$-	-
General and Administrative Expenses	642,395	441,640	3,297,035
Sales and Marketing Expenses	24,072	16,640	40,712
Depreciation and Amortization	1,227	212	1,439
Net Loss	$(667,694)	(458,492)	(3,339,186)

As noted above, we did not have any revenues for the years ended December 31, 2007, 2006, or since our inception on August 20, 1999.

Our operating expenses for the year ended December 31, 2007, consisted of general and administrative expenses of $642,395, sales and marketing expenses of $24,072, and depreciation and amortization of $1,277. Our general and administrative expenses consisted of mine claim maintenance, postage and delivery, telephone, auto and office support staff. Our operating expenses for the year ended December 31, 2006 consisted of general and administrative expenses of $441,640, sales and marketing expenses of $16,640, and depreciation and amortization of $212. Our general and administrative expenses for the year ended December 31, 2006 consisted of mine claim maintenance, postage and delivery, telephone, auto and office support staff.

Our net loss for the years ended December 31, 2007 and 2006 was ($667,694) and ($458,492), respectively. For both years our net loss consisted entirely of our operating expenses.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2007 and 2006, we did not generate positive operating cash flows. Cash totaled $52,089 and $2,429 at December 31, 2007 and 2006, respectively.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2007 and 2006, respectively, are as follows:

	December 31, 2007	December 31, 2006	Change

Cash	$52,089	$2,429	$49,660
Total Current Assets	87,639	3,704	83,935
Total Assets	202,983	122,555	80,428
Total Current Liabilities	42,021	3,697	38,324
Total Liabilities	$42,021	$3,697	$38,234

Sources and Uses of Cash

Operations

We did not receive any cash from operations for the year ended December 31, 2007. We used ($92,259) in cash for operating activities during this period, compared to ($108,508) for the same period one year ago. Our net cash used in operating activities for the year ended December 31, 2007 consisted of mine claim maintenance, postage and delivery, telephone, auto and office support staff. Until we have operations we do not anticipate we will generate any cash from operating activities. Until that time we believe this figure will be fairly indicative our cash generation and cash used for operations in a year period.

Investments

We used $501 in cash for investment activities during the year ended December 31, 2007, compared to $16,283 during the year ended December 31, 2006. All our cash used for investment activities during the year ended December 31, 2007 related to the purchase of property. For the year ended December 31, 2006, our cash used for investment activities related to $5,283 for the purchase of property, and $11,000 for deposits.

Financing

During the year ended December 31, 2007 we had $142,420 in cash provided by financing activities, compared to $127,220 for the same period one year ago. Of our $142,420 of cash provided by financing activities for the year ended December 31, 2007, $106,000 was from the issuance of common stock, $20,000 was from proceeds of stock subscriptions, $2,780 from advances to affiliates, and $13,640 from advances from affiliates, primarily from Glenn E. Martin and Nicole Breen as a no interest loans to cover daily operational expenses. We anticipate that for the foreseeable future we will have to rely on money raised from the sale of our stock and from advances from our principals to pay our operating expenses.

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Results of Operations

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007

Revenue	$-	$-
General and Administrative Expenses	39,337	247,638
Sales and Marketing Expenses	889	1,323
Interest Expense	3,062
Depreciation and Amortization	88	-
Operating Loss	(43,376)	(248,961)
Net Loss	$(43,376)	$(248,961)

Revenues

We did not have any revenues for the three months ended September 30, 2008 or since our inception on August 20, 1999.
Total Operating Expenses

Our total operating expenses for the three months ended September 30, 2008, consisted of general and administrative expenses of $39,337, sales and marketing expenses of $889, interest expense of $3,062, and depreciation and amortization of $88.  Our general and administrative expenses consisted of mining claim maintenance, postage and delivery, transfer agent fees, auto and office support staff.  Our operating expenses for the three months ended September 30, 2007, consisted of general and administrative expenses of $247,638, sales and marketing expenses of $1,323, and no depreciation and amortization expenses.  Our general and administrative expenses for the three months ended June 30, 2007 consisted of mining claim maintenance, postage and delivery, transfer agent fees, auto and office support staff.

Net Income (Loss)

Our net loss for the three months ended September 30, 2008 was ($43,376), compared to ($248,961) for the three months ended September 30, 2007.  For both periods our net loss consisted entirely of our operating expenses.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Results of Operations

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Revenues	$-	$-
General and Administrative Expenses	356,804	499,917
Sales and Marketing Expenses	9,286	56,496
Interest Expense	9,187
Depreciation and Amortization	616	1,701
Operating Loss	(375,893)	(501,240)
Net Loss	$(375,893)	$(501,240)

Revenues

We did not have any revenues for the nine months ended September 30, 2008 or since our inception on August 20, 1999.

Total Operating Expenses

Our total operating expenses for the nine months ended September 30, 2008, consisted of general and administrative expenses of $356,804, sales and marketing expenses of $9,286, interest expense of $9,187, and depreciation and amortization of $616.  Our general and administrative expenses consisted of mining claim maintenance, postage and delivery, transfer agent fees, auto and office support staff.  Our operating expenses for the nine months ended September 30, 2007, consisted of general and administrative expenses of $499,917, sales and marketing expenses of $1,323, and no interest or depreciation and amortization expenses.  Our general and administrative expenses for the nine months ended September 30, 2007 consisted of mining claim maintenance, postage and delivery, transfer agent fees, auto and office support staff.

Net Income (Loss)

Our net loss for the nine months ended September 20, 2008 was ($375,893), compared to ($501,240) for the six months ended September 30, 2007.  For both periods our net loss consisted entirely of our operating expenses.

Liquidity and Capital Resources

Introduction

During the nine months ended September 30, 2008 and 2007, we did not generate positive operating cash flows. Cash totaled $370 and $52,089 at June 30, 2008 and December 31, 2007, respectively.

Our cash, current assets, total assets, current liabilities, and total liabilities as of  September 30, 2008 and December 31, 2007, respectively, are as follows:

	As of September 30, 2008	As of December 31, 2007	Change

Cash	$370	$52,089	$(51,719)
Total Current Assets	35,920	87,639	(51,719)
Total Assets	150,912	202,983	(52,071)
Total Current Liabilities	40,814	42,021	(1,207)
Total Liabilities	$40,814	$42,021	$(1,207)

Cash Requirements

We intend to use our available funds as working capital and to start our existing business. We believe that our available funds will provide us with adequate capital for at least the next three months; however, we will likely require additional capital to get our business operating at full strength. We cannot assure that such funding will be available.

Sources and Uses of Cash

Operations

We did not receive any cash from operations for the nine months ended September 30, 2008.  We used ($139,129) in cash for operating activities during this period, compared to ($79,207) for the same period one year ago.  The principal components of the increased net cash used in operations for the nine months ended September 30, 2008 were: (a) a net loss of ($375,893), (b) accrued liabilities of 4,246, and (c) common stock issued for compensation of $226,715.  Our net cash used in operating activities was ($3,715,079) for the period from August 20, 1999 (inception) through September 30, 2008.  Until our operations grow we do not anticipate we will generate significant cash from operating activities.  Until that time we believe this figure will be fairly indicative our cash generation and cash used for operations in a nine month period.

Investments

We did not have any provided by (used in) investing activities for the nine months ended September 30, 2008 or 2007.  For the period from August 20, 1999 (inception) to September 30, 2008, our net cash provided by (used in) investment activities was ($16,784) and related to the purchase of intangible asset.

Financing

During the nine months ended we had $87,410 in cash provided by financing activities, compared to $76,000 for the same period one year ago.  All of our cash provided by financing activities for these two periods related to proceeds from the issuances of our common stock or loans from affiliates net of repayments.  We anticipate that for the foreseeable future we will have to rely on money raised from the sale of our stock and from advances from our principals to pay our operating expenses.

Debt Instruments, Guarantees, and Related Covenants

We have no disclosure required by this Item.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks, which include interest rate risk and potentially the prices of commodities. We do not engage in financial transactions for trading or speculative purposes.

Interest Rate Risk. The interest payable on our long term debt is based on variable interest rates and therefore affected by changes in market interest rates. In addition, there may be interest charged on our accounts payable, as well as interest we charge on our accounts receivable, depending on their age. Typically these interest rates are fixed are not affected by changes in market interest rates.

Commodity Prices. We are exposed to fluctuation in market prices for our raw materials. To mitigate risk associated with increases in market prices and commodity availability, we negotiate contracts with favorable terms directly with vendors. We do not enter into forward contracts or other market instruments as a means of achieving our objectives or minimizing our risk exposures on these materials.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Glenn E. Martin	54	President and Chairman of the Board (2005)

Glynn A. Burkhardt	51	Senior Vice President and Director (2006)

Donald J. Steinberg	57	Chief Financial Officer and Director (2006)

Nicole M. Breen	32	Secretary, Treasurer and Director (2005)

Glynn G. Burkhardt	83	Emeritus Chairman of the Board and Director (2006)

Robert Leitzman	66	Director (2006)

Robert Metz	75	Director (2007)

Glenn E. Martin is currently our President and Chairman of the Board. He has served in these positions since 2005. Prior to joining United Mines, Mr. Martin has served in an executive capacity with several different companies. From 1988 through the fall of 1992, Mr. Martin was Executive Director of World Trade Center, Tucson, a subsidiary of the former Twin Towers in New York City. In this position he oversaw the day to day operation, including projects, programs, and seminars for the U.S. Dept. of Commerce associate office in the W.T.C., Tucson promoting D.O.C. programs, servicing clients for both the D.O.C. and Small Business administration. During his tenure with World Trade Center he served as speaker for international trade seminars and the AIESEC (U.S) National Leadership Seminars. From 1992 to 2000, Mr. Martin was part of the team that joined together to form a large network marketing company in the Telecom Prepaid Phone Card arena. Mr. Martin then went on to form GEM International Inc., which, while under his direction as Chairman and CEO, secured the worldwide rights to Marilyn Monroe phone cards and sold over $1.5 million in prepaid phone card products in an emerging US market between 1994-96.

Glynn A. Burkhardt is currently our Senior Vice President and a Director. He has held these positions since 2006. Mr. Burkhardt is the son of Glynn G. Burkhardt, our Emeritus Chairman of the Board. From March, 2000 to present, Mr. Burkhardt has been the owner/operator of Burkhardt Mining where he specializes in the evaluation and acquisition of mining properties.

Donald J. Steinberg is currently our Chief Financial Officer and a Director. He has held these positions since 2006. In the mid 1990's, Mr. Steinberg founded and ran "One World Communications", which became the largest International multi-level marketing telecommunications sales force with over 150 offices around the world. This led to the formation of "Vivanet" in 2002, to provide additional wholesale telecommunication opportunities to sales agents worldwide. In August 2006, Donald and Roberta Steinberg founded Club Vivanet Inc., a company specializing in check cashing cards, international phone cards, and international telecommunications services. Mr. Steinberg is the President and Chief Executive Officer of Vivanet, a company that is traded on the Pink Sheets under the symbol “CVIV.”

Nicole M. Breen is currently our Secretary and Treasurer, and a Director. She has held these positions since 2005. From June 2000 to present she has served as the Chief Executive Officer of GEM Management Group, LLC, a company specializing in acquiring mineral rights and mining properties. In this position she oversees the day-to-day operations of the company. Ms. Breen received her Bachelor of Science in Physical Education in Education, with a minor in Elementary Education, from the University of Arizona.

Glynn G. Burkhardt is currently our Emeritus Chairman of the Board, a position he has held since 2006. Mr. Burkhardt is the father of Glynn A. Burkhardt, our Senior Vice President and a Director. Mr. Burkhardt has over 70 years experience in the mining industry. Application of engineering skills in mine design and construction, mining equipment operation and repair, exploration, laboratory chemistry, heap leaching, column testing, ore treatment, crushing, milling and smelting. Mr. Burkhardt oversaw operations, vendor selection, purchasing of supplies and mining equipment, site improvements and exploration opportunities in project area and for other properties in the Cerro Colorado Mining District. From March, 2000 to present, Mr. Burkhardt has been the owner/operator of Burkhardt Mining where he specializes in the evaluation and acquisition of mining properties.

Robert Leitzman has been one of our independent Directors since 2006. From May 1998 to present Mr. Leitzman has been an self-employed, independent consultant specializing in all aspects of mine management and precious and ferrous metal processing, including mine start up, planning, budgeting and cost control. Mr. Leitzman is familiar with ISO registrations, environmental permit negotiations and community relations including seminar presentations to employees, corporate management and the public. Plant management experience in plastics, mining chemicals, resins and nickel plating. Mr. Leitzman received his Bachelor of Science, Mining Engineering, from the University of Arizona.

Robert Metz has been one of our independent Directors since 2007. From 1992 to present, Mr. Metz has been a mining geological consultant, specializing in directing and otherwise participating in all phases of base, precious metal and industrial mineral exploration projects, from initial detailed geologic mapping, identifying exploration targets, to drilling and interpreting results, for major corporations in USA, Latin America, and Australia.

EXECUTIVE COMPENSATION

None of our employees are subject to a written employment agreement. However, our employees have received shares of our restricted common stock for their services to the company. In 2006, Glenn E. Martin, Glynn A. Burkhardt, Donald J. Steinberg, Nicole M. Breen, and Robert Leitzman each received 50,000 shares of our common stock for their services. Glynn A. Burkhardt. received 70,000 shares of common stock for his services. These shares were valued at $0.50 per share. In 2007, Glenn E. Martin, Glynn A. Burkhardt, Donald J. Steinberg, and Nicole M. Breen, and Robert Leitzman each received 50,000 shares of our common stock for their services. These shares were valued at $0.50 per share. Additionally, in 2007, Mr. Robert Leitzman received 20,000 shares of our common stock under the terms of a consulting agreement.

In exchange for their services as directors, in 2006, Glenn E. Martin, Glynn A. Burkhardt, Donald J. Steinberg, Nicole M. Breen, and Robert Leitzman each received 10,000 shares of our common stock, and Mr. Glynn G. Burkhardt received 20,000 shares of common stock for serving as Chairman of the Board. These shares were valued at $0.50 per share. In 2007, Glynn A. Burkhardt, Donald J. Steinberg, Nicole M. Breen, Robert Leitzman, and Glynn G. Burkhardt, each received 10,000 shares of our common stock for their service as directors, and Mr. Glenn E. Martin received 20,000 shares of our common stock for serving as Chairman of the Board. These shares were valued at $0.50 per share.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2007, 2006, and 2005. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *		Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Glenn E. Martin	2007	-	-	35,000	(1)	-	-	-	-	35,000	(1)
Chairman of the Board and President	2006	-	-	30,000	(2)	-	-	-	-	30,000	(2)
	2005	-	-	-		-	-	-	-	-

Glynn A. Burkhardt	2007	-	-	30,000	(3)	-	-	-	-	30,000	(3)
Director and Senior Vice President	2006	-	-	30,000	(4)	-	-	-	-	30,000	(4)
	2005	-	-	-		-	-	-	-	-

Donald J. Steinberg	2007	-	-	30,000	(5)	-	-	-	-	30,000	(5)
Director and Chief Financial Officer	2006	-	-	30,000	(6)	-	-	-	-	30,000	(6)
	2005	-	-	-		-	-	-	-	-

Nicole M. Breen	2007	-	-	30,000	(7)	-	-	-	-	30,000	(7)
Director, Secretary and Treasurer	2006	-	-	30,000	(8)	-	-	-	-	30,000	(8)
	2005	-	-	-		-	-	-	-	-

Glynn G. Burkhardt	2007	-	-	5,000	(9)	-	-	-	-	5,000	(9)
Emeritus Chairman of the Board	2006	-	-	45,000	(10)	-	-	-	-	45,000	(10)
	2005	-	-	-		-	-	-	-	-

Robert Leitzman	2007	-	-	30,000	(11)	-	-	-	-	30,000	(11)
Director	2006	-	-	5,000	(12)	-	-	-	-	5,000	(12)
	2005	-	-	-		-	-	-	-	-

Robert Metz	2007	-	-	5,000	(13)	-	-	-	-	5,000	(13)
Director	2006	-	-	-		-	-	-	-	-
	2005	-	-	-		-	-	-	-	-

*
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment. Our policy and assumptions made in valuation of share based payments are contained in Note 3 to our December 31, 2007 financial statements.

(1) Represents the 70,000 shares Mr. Martin received in 2007, 50,000 for serving as our Chief Executive Officer and 20,000 as our Chairman of the Board. These shares were valued at $0.50 per share.
(2) Represents the 60,000 shares Mr. Martin received in 2006, 50,000 for serving as our Chief Executive Officer and 10,000 as a director. These shares were valued at $0.50 per share.
(3) Represents the 60,000 shares Mr. Burkhardt, Jr., received in 2007, 50,000 for serving as our Senior Vice President and 10,000 as a director. These shares were valued at $0.50 per share.
(4) Represents the 60,000 shares Mr. Burkhardt, Jr., received in 2006, 50,000 for serving as our Senior Vice President and 10,000 as a director. These shares were valued at $0.50 per share.
(5) Represents the 60,000 shares Mr. Steinberg received in 2007, 50,000 for serving as our Chief Financial Officer and 10,000 as a director. These shares were valued at $0.50 per share. This amount does not represent the 20,000 shares Mr. Steinberg received under a consulting agreement during 2007.
(6) Represents the 60,000 shares Mr. Steinberg received in 2006, 50,000 for serving as our Chief Financial Officer and 10,000 as a director. These shares were valued at $0.50 per share.
(7) Represents the 60,000 shares Ms. Breen received in 2007, 50,000 for serving as our Secretary and Treasurer and 10,000 as a director. These shares were valued at $0.50 per share.
(8) Represents the 60,000 shares Ms. Breen received in 2006, 50,000 for serving as our Secretary and Treasurer and 10,000 as a director. These shares were valued at $0.50 per share.
(9) Represents the 10,000 shares Mr. Burkhardt, received in 2007 for serving as a director. These shares were valued at $0.50 per share.
(10) Represents the 70,000 shares Mr. Burkhardt, received in 2006, 70,000 he received as a founder of the company and 20,000 as our Chairman of the Board. These shares were valued at $0.50 per share.
(11) Represents the 60,000 shares Mr. Leitzman received in 2007, 50,000 under a consulting agreement to service as our Vice President of Mining Operations and 10,000 for serving as a director. These shares were valued at $0.50 per share.
(12) Represents the 10,000 shares Mr. Leitzman received in 2006 for serving as a director. These shares were valued at $0.50 per share.
(13)  Represents the 10,000 shares Mr. Metz received in 2007 for serving as a director. These shares were valued at $0.50 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Glenn E. Martin	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Glynn A. Burkhardt	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Donald J. Steinberg	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Nicole M. Breen	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Glynn G. Burkhardt	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Robert Leitzman	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Robert Metz	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Compensation of Directors

We issue our directors 10,000 shares each, per year, as compensation for serving on our Board of Directors. We issue the Chairman of the Board an additional 10,000 shares annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 15, 2008, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 10% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock

Title of Class	Name and Address of Beneficial Owner (3)	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Common Stock	Glenn E. Martin (2)	2,770,000		26.0%

Common Stock	Glynn A. Burkhardt (2)	3,160,000		29.7%
Common Stock	Glynn G. Burkhardt (2)	620,000		5.8%
Common Stock	Donald J. Steinberg (2)	652,000		6.1%
Common Stock	Nicole M. Breen (2)	971,823	(4)	9.1%
Common Stock	Robert Leitzman	169,000		1.5%
Common Stock	Robert Metz	70,000		>1%

Common Stock	All Directors and Officers As a Group (7 persons)	8,412,823	(4)	79.0%

(1)
Unless otherwise indicated, based on 10,642,987 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates one of our officers or directors.
(3)	Unless indicated otherwise, the address of the shareholder is United Mines Inc., 3400 E. Speedway, Suite 118-300, Tucson, AZ 85716
(4)	Includes 287,840 shares held of record by Gem Management Group, LLC, of which Ms. Breen is the President and controlling shareholder.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our officers and directors are also our primary shareholders. Together, our officers and directors control 8,412,823 shares of our common stock, or 79% of our outstanding common stock. Since our inception, Glenn E. Martin and Nicole M. Breen have advanced us money at times to pay for minor operating expenses. As of December 31, 2007, we had $13,640 in advances from Mr. Martin and Ms. Breen.

Burkhardt Mining, a company controlled by Glynn G. Burkhardt and Glynn A. Burkhardt, is the mining operator of the three properties where we have Arizona State Land Department (ASLD) Mineral Exploration Permits, as well as the Cerro Colorado Silver Mining Project. Under our agreement with Burkhardt Mining, we paid Burkhardt Mining $20,000 for their services from April 2006 to April 2007, and $47,000 for the period from April 2007 to April 2008.

As noted above, we rent our executive offices from GEM Management Group, LLC, an entity controlled by Nicole M. Breen, our Secretary and Treasurer and one of our directors. Our offices are approximately 1,000 square feet. We are in the middle of a three year lease, which expires in May 2009 and our rent is $1,500 per month, which includes all utilities.

We also lease two vehicles from GEM Management Group, LLC, an entity controlled by Nicole M. Breen, our Secretary and Treasurer and one of our directors.

We have a consulting agreement with Robert Leitzman, one of our directors, to serve as our Vice President of Mining Operations. Under this agreement Mr. Leitzman received 50,000 shares of our common stock for his services in 2006 and 2007.

We have a consulting agreement with Robert Metz, one of our directors, to serve as a geology consultant and as one of our Vice Presidents. Under this agreement Mr. Metz received 30,000 shares of our common stock for his services in 2008.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article IX of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. In addition, the corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of the corporation against any liability as may be determined to be in the best interests of this corporation, and in conjunction therewith, to buy, at the corporation’s expense, policies of insurance.

Article 9 of our bylaws further addresses indemnification in the same manner as our Articles of Incorporation. There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

The audited financial statements of United Mines, Inc. as of December 31, 2007 and 2006 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of S.E. Clark & Company, P.C., given on the authority of such firm as experts in accounting and auditing.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder, who may be deemed to be an underwriter in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$430
Transfer Agent Fees	Approximately	1,000
Costs of Printing and Engraving	Approximately	1,000
Legal Fees	Approximately	35,000
Accounting and Audit Fees	Approximately	24,000
Total		$61,430

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of this Corporation against any liability as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to buy, at this Corporation’s expense, policies of insurance.

Article 9 of our bylaws further addresses indemnification in the same manner as our Articles of Incorporation. There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

From January 1, 2008 through September 30, 2008, we issued 206,300 shares of our common stock to 26 different non-affiliated shareholders and four different affiliate shareholders for a total purchase price of $104,575. These shares were sold for cash for an average price of $0.51 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

From January 1, 2008 through September 30, 2008, we issued 437,433 shares of our common stock as consideration to 19 different consultants and eight affiliated shareholders. The values of these shares were determined on the dates on which the agreements were executed and the based on the value of the services provided. These shares were valued at a total of $214,208, averaging approximately $0.49 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2007, we issued 177,000 shares of our common stock to three different non-affiliated investors and one affiliated investor, namely Robert Leitzman, for a total purchase price of $101,000. These shares were sold throughout the year ended December 31, 2007, at an average price of $0.53 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2007, we issued 1,082,157 shares of our common stock as consideration to 12 consultants and two affiliated shareholders for fair value of the services rendered to the company. The value of the shares was determined on the dates on which the agreements were executed and the value of the services provided. The shares were valued at $575,049, averaging approximately $0.42 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2006, we issued 215,000 shares of our common stock to three different non-affiliated investors for a total purchase price of $154,800. These shares were sold throughout the year ended December 31, 2006, at an average price of $0.72 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2006, we issued 499,007 shares of our common stock as consideration to 14 consultants and eight affiliate shareholders for fair value of the services rendered to the company. The value of the shares was determined on the dates on which the agreements were executed and the value of the services provided. The shares were valued at $249,004, averaging approximately $0.50 per share. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2005, we issued 3,600,000 shares of our common stock to three related parties, namely, Glenn E. Martin, Nicole Breen, and GEM Management Group, LLC, as consideration for founding services and financial support. We also issued 3,600,000 shares of our common stock to two affiliate shareholders, namely Glynn G. Burkhardt and Glynn A. Burkhardt, in exchange for 23 mining claims, geological reports, and other related assets. The value of these shares was determined on the dates on which the agreements for the purchase of the assets were executed. In accordance with generally accepted accounting principals, because Mssrs. Burkardt were unable to determine and document their historic cost for the mining claims, we recorded a value of $100,000 for the purchase of intangible assets for this purchase. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

During the year ended December 31, 2005, we also issued 10,000 shares of our common stock to one non-affiliate shareholder for a total purchase price of $10,000, a price of $1.00 per share, and issued 816,000 shares of our common stock to one affiliated shareholder and four non-affiliated shareholders for services rendered. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were sophisticated investors, familiar with our operations.

EXHIBITS

3.1	Articles of Incorporation of United Mines, Inc.

3.2	Articles of Amendment to Articles of Incorporation

3.3	Bylaws of United Mines, Inc.

5.1*	Legal Opinion of The Lebrecht Group, APLC

10.1	Stock Purchase/Consulting Agreement with Robert Metz dated January 2, 2008

10.2	Stock Purchase/Consulting Agreement with Robert Leitzman dated November 10, 2006

10.3	Lease with GEM Management, LLC

10.4	Quitclaim Deeds from Mssrs. Burkhardt

21	Subsidiaries of United Mines, Inc.

23.1	Consent of S.E. Clark & Company, P.C.

23.2*	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

99.1	Mining Claim Ledger

99.2	ASLD Mineral Exploration Permits

99.3	Geological Studies of the Cerro Colorado, by Nicholas Bar, Geologist

99.4	Glossary of Mining and Mineral Resource Terms

99.5	Project Area and Lode Claim/State Lease Maps (due to file size exhibit will be filed with First Amended S-1/A)

* To be included in subsequent filing.

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Tucson, State of Arizona, on December 23, 2008.

United Mines, Inc.

Dated: December 23, 2008		/s/ Glenn E. Martin
	By:	Glenn E. Martin
	Its:	President and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: December 23, 2008		/s/ Glynn A. Burkhardt
	By:	Glynn A. Burkhardt, Director and
Senior Vice President

Dated: December 23, 2008		/s/ Donald J. Steinberg
	By:	Donald J. Steinberg, Director and
Chief Financial Officer, Principal Financial
Officer

Dated: December 23, 2008		/s/ Nicole M. Breen
	By:	Nicole M. Breen, Director and
Secretary and Treasurer

Dated: December 23, 2008		/s/ Glynn G. Burkhardt
	By:	Glynn G. Burkhardt, Emeritus
Chairman of the Board

Dated: December 23, 2008		/s/ Robert Leitzman
	By:	Robert Leitzman, Director

Dated: December 23, 2008		/s/ Robert Metz
	By:	Robert Metz, Director